Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-162103 and 333-162103-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Debt Securities	US$495,405,000	US$27,900(1)
Guarantees	—	—(2)

___________

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the Guarantees.

PROSPECTUS SUPPLEMENT

(To prospectus dated September 24, 2009)

Embraer Overseas Limited

(Incorporated in the Cayman Islands)

US$500,000,000

6.375% Notes due 2020

Unconditionally Guaranteed by

Embraer—Empresa Brasileira de Aeronáutica S.A.

(Incorporated in the Federative Republic of Brazil)

Embraer Overseas Limited is offering US$500,000,000 aggregate principal amount of its 6.375% Notes due 2020. The notes will mature on January 15, 2020. Interest will be payable semiannually on April 8 and October 8 of each year (and on January 15, 2020), commencing on April 8, 2010.

We may redeem the notes, in whole or in part, at any time at the applicable redemption prices described in this prospectus supplement.

The notes will be unsecured and unsubordinated obligations of Embraer Overseas. The guarantees will be unsecured and unsubordinated obligations of Embraer—Empresa Brasileira de Aeronáutica S.A.

We will apply to list the notes on the New York Stock Exchange. We cannot assure you that our listing application with the New York Stock Exchange will be approved.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-15 of this prospectus supplement.

	Per Note	Total
Public Offering Price (1)	99.081%	US$	495,405,000
Underwriting Discount	0.125%	US$	625,000
Proceeds before expenses to Embraer Overseas	98.956%	US$	494,780,000

(1)	Plus accrued interest from October 8, 2009, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 8, 2009.

Joint Bookrunners

Deutsche Bank Securities	Morgan Stanley

The date of this prospectus supplement is October 1, 2009.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes by Embraer Overseas. The second part, the accompanying prospectus, presents more general information about this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to “Embraer Overseas” are to Embraer Overseas Limited, and references to “Embraer” are to Embraer—Empresa Brasileira de Aeronáutica S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. Terms such as “we,” “us” and “our” generally refer to one or both of Embraer-Empresa Brasileira de Aeronáutica S.A. and Embraer Overseas Limited, as the context may require.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. This prospectus supplement and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, N.Y. 10005.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

For information on the documents we incorporate by reference in this prospectus supplement, see “Incorporation of Certain Documents by Reference” in the accompanying prospectus. All of the documents incorporated by reference are available at www.sec.gov under Embraer—Empresa Brasileira de Aeronáutica S.A., (CIK number 0001355444).

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

André Luís da Costa Gaia, Head of Investor Relations

Embraer—Empresa Brasileira de Aeronáutica S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, S.P.

Brazil

Telephone: + 55 (12) 3927-4404

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FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or “Securities Act”, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or Exchange Act, principally in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement, “Item 3D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on May 1, 2009, or “2008 Form 20-F”, our report on Form 6-K furnished to the SEC on September 24, 2009, containing our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and our unaudited condensed consolidated interim financial information at June 30, 2009 and for the six months ended June 30, 2009 and 2008. These forward-looking statements include, but are not limited to, statements about the current conditions and future trends in the airline industry and executive jet market, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.

We have based these forward-looking statements largely on our current expectations and projections about future events, industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

—	general economic, political and business conditions, both in Brazil and in our markets;

—	the effects of the current world economic crisis on global and Brazilian economic and market conditions;

—	changes in competitive conditions and in the general level of demand for our products;

—	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

—	the effects of key customers canceling, modifying and/or rescheduling contractual orders;

—	the effect of changing priorities or reductions in the Brazilian government or international government defense budgets on our revenues;

—

continued successful development and marketing of the EMBRAER 170/190 jet family, our line of executive jets (including the Phenom 100, Phenom 300, Legacy 600, Lineage 1000, Legacy 450 and Legacy 500) and our defense aircraft;

—	our level of indebtedness;

—	anticipated trends in our industry, including but not limited to the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

—	our short- and long-term outlook for the 30-120 seat commercial airline market;

—	our expenditure plans;

—	inflation and fluctuations in exchange rates;

—	the impact of volatile fuel prices and the airline industry’s response;

—	our ability to develop and deliver our products on a timely basis;

—	availability of sales financing for our existing and potential customers;

—	existing and future governmental regulation;

S-iii

—	our relationship with our workforce;

—	effect of any catastrophic event on our reputation and image;

—	other factors discussed in the documents incorporated by reference in this prospectus supplement, including under the heading “Risk Factors”; and

—	the risks discussed on pages S-15 to S-18 of this prospectus supplement and factors discussed in the documents incorporated by reference in the prospectus.

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the documents incorporated by reference in this prospectus supplement might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors such as those risks described in the documents incorporated in this prospectus supplement by reference, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information presented in greater detail elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read the entire prospectus (including the documents incorporated by reference) before investing, including “Risk Factors”, and the documents incorporated by reference herein, including (1) our 2008 Form 20-F and (2) our report on Form 6-K furnished to the SEC on September 24, 2009, containing our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and our unaudited condensed consolidated interim financial information at June 30, 2009 and for the six months ended on June 30, 2009 and 2008. See “Presentation of Financial Information” herein, and “Presentation of Financial and Other Data” in our 2008 Form 20-F.

We are one of the leading manufacturers of commercial aircraft in the world, based on 2008 net sales of commercial aircraft, with a diversified, global customer base. Our focus is achieving customer satisfaction with a range of products addressing the commercial airline, defense and executive jet markets.

We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a publicly-held company that produces aircraft for commercial aviation, executive jet and defense purposes. Throughout our evolution, we have acquired, developed and enhanced our engineering and technological capabilities based on the development of products for the Brazilian Air Force and joint product development with foreign companies on specific projects. We have applied these capabilities, gained from our defense business, to develop our commercial and executive aviation businesses.

Commercial Aviation. Drawing upon the design of the EMB 120 Brasília, a high performance, pressurized turboprop commercial aircraft, and the jet technology acquired in our development of a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial use. This family is comprised of three aircraft, which seat up to 37, 44 and 50 passengers. The first member of the ERJ 145 family, the ERJ 145, was certified in 1996. We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to address the aircraft market’s trend towards larger, higher volume and longer range jets. The first member of this family, the Embraer 170, was certified in February 2004 and the Embraer 175, the Embraer 190 and the Embraer 195 were certified in December 2004, August 2005 and June 2006, respectively. Our commercial aviation business accounted for 66.9% and 70.2% of our net sales in 2008 and for the six months ended June 30, 2009, respectively.

Defense. We are the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and we also sell aircraft to military forces in Europe, Asia and Latin America. For the defense market, we offer a line of intelligence, surveillance and reconnaissance aircraft—each based on the ERJ 145 regional jet platform—and the Super Tucano, a light attack and an advance trainer aircraft, of which more than 100 units were delivered through May 2009. Using our commercial aircraft platforms, we are able to offer a comprehensive range of aircraft dedicated to official transport, medical evacuation and general transport missions for the defense market. We are also developing the KC-390, a mid-size military transport aircraft. Our defense business accounted for 8.0% and 6.5% of our net sales in 2008 and for the six months ended June 30, 2009, respectively.

Executive Jet. We have developed a broad line of executive jets, leveraging the engineering and technological capabilities that we acquired in our commercial and defense businesses. We are marketing and selling the Legacy 600, a super midsize executive aircraft, and the Phenom 100 and Lineage 1000, which are products in the entry-level and ultra-large segments, respectively. At the end of 2008, we certified the Phenom 100 and the Lineage 1000, and we expect that the Phenom 300, an executive jet in the light segment, will be certified at the end of 2009. To complete our product line in the executive aviation segment, we are also developing the Legacy 450 and the Legacy 500 for the mid-light and mid-size segments, respectively. These aircraft are expected to enter service in the second half of 2013 and the second half of 2012, respectively. Our executive jet business accounted for 13.8% and 10.7% of our net sales in 2008 and for the six months ended June 30, 2009, respectively.

Customer Support. Providing high quality customer support is a key element of our business strategy and is critical to our ability to maintain long-term relationships with our customers. We operate in lines of businesses related to aircraft manufacturing, including modernization and refurbishment of aircraft for military customers, and a comprehensive range of services to all our customers including crew training, spare parts sales, maintenance and general after-sales support through facilities strategically located in Brazil, North America, Europe and Asia. Our other related businesses, which include customer services, accounted for 11.3% and 12.7% of our net sales in 2008 and for the six months ended June 30, 2009, respectively.

For the year ended December 31, 2008 and for the six months ended June 30, 2009, we generated net sales of US$6,335.2 million and US$2,610.7 million, respectively, of which more than 90% was U.S. dollar-denominated.

At June 30, 2009, we had a total firm backlog of orders of US$19.8 billion, net of cancellations, and the total backlog of the EMBRAER 170/190 family was 882 firm orders.

Our Strengths

We believe that our primary strengths are:

Leading Commercial Aircraft Manufacturer with a Global Customer Base. We are a leading manufacturer of 30-120 seat jets, based on the number of aircraft sold, with a strong diversified global customer base. We have sold our regional and mid-capacity jets to more than 70 different customers in five continents. Our customers include some of the largest and most significant regional, low-cost airlines and commercial carriers in the world.

Aircraft Design; Cost and Operating Efficiency. We conceive, develop and manufacture aircraft that provide our customers with reduced operating, maintenance and training costs due to their similarity and efficiency in design and the commonality of parts among jets within a family. These similarities enable us to significantly reduce our design, development and production costs and pass these savings along to our customers by reducing our final sales price. These characteristics of our product design process and operations also significantly reduce the development time of our aircraft.

Strategic Relationships with Risk-Sharing Partners. With respect to our commercial and executive aircraft, we developed strategic relationships with key risk-sharing partners. These risk-sharing partners develop and manufacture significant portions of the systems and components of our aircraft and contribute their own funds to research and develop these systems and components, thereby reducing our development costs. These risk-sharing partners also fund a portion of our development costs through direct contributions of cash or materials. We believe that these strategic relationships enable us to lower our development costs and risks, improve our operating efficiency, enhance the quality of our products and reduce the number of our suppliers, thereby providing us with flexibility in our production process.

Funded Development of Defense Products. Historically, certain of our customers, which include the Brazilian government and a number of foreign governments, have funded our research and development costs related to defense aircraft. This involvement by our customers has played an important role in the development of our engineering and industrial capacities. Originally, we used platforms from our defense segment to develop our commercial aircraft platforms. We currently use well-proven platforms developed for the commercial aviation segment for certain defense products. We also sell defense products that we have developed for the air forces of certain countries to other military forces.

Flexibility of Production to Meet Market Demands. We believe that the flexibility of our production processes and our operating structure, including the similarity in design and the commonality of parts among our jets and our risk-sharing partnerships, allows us to increase or decrease our production in response to changes in market demand.

Experienced and Highly Skilled Workforce. Our employees have substantial experience in the aerospace industry and are highly skilled. At June 30, 2009, approximately 23% of our workforce was comprised of engineers. Due to the high level of knowledge and skill of our employees, and our continuous training programs, we are able to efficiently pursue new development programs and provide our customers with a high level of technical expertise and guidance.

Business Strategies

We intend to continue to offer our customers cost-effective, high quality and reliable aircraft and services. This strategy should position us favorably, as demand in the aviation sector recovers and our business resumes growth at rates similar to those observed prior to the current global economic downturn. The key elements of our strategy are the following:

Continuing to Market our Commercial Aircraft. We are fully committed to continuing to market our ERJ 145 regional jet family and aggressively market our mid-capacity aircraft, the EMBRAER 170/190 jet family. As of June 30, 2009, there were more than 1,100 units of the ERJ 145 jet family in operation. Although the outlook in 2009 and 2010 is challenging for new orders, the ERJ 145 jet family continues to be well-regarded in the secondary market due to its reliability and operating efficiencies. We believe a significant market opportunity exists for the EMBRAER 170/190 jet family with regional airlines that are expanding their fleet, increasing their penetration into higher density markets and adding longer routes, as well as with major and low-cost airlines that are right-sizing their fleet in order to adjust capacity to meet demand in less dense routes. For the six months ended June 30, 2009, we were worldwide leaders in the 30-120 seat category in terms of number of aircraft sold. Additionally, we believe that our different families of commercial aircraft provide us with a significant competitive advantage by offering our customers a full range of jet options in the 30-120 seat category.

Strengthening our Position in Executive Jet Market. Although the outlook in 2009 and 2010 is challenging for new orders, we believe that the executive jet market provides us with significant growth opportunities. We expect to offer products in all categories of the executive jet market, from the entry-level to the ultra large categories. We have developed the Legacy 600, a super midsize, the Phenom 100, an entry-level jet, and the Lineage 1000, an ultra large jet, and are developing the Phenom 300, the Legacy 450 and the Legacy 500 executive jets in the light, mid-light and mid-size categories, respectively. We have endeavored to understand and respond to market and customer needs, continually improving the product and customer support for our executive jets.

Continuing to Pursue Market Niche Opportunities in Defense Market. We currently offer products for transportation, training, light-attack, intelligence, surveillance and reconnaissance. We are also developing the KC-390, a mid-sized military transport aircraft. Since our products offer multi-mission capabilities at a competitive price and are designed to be operated in any environment at low operating costs, we believe that our products meet the needs of governments in countering present threats which are a global concern, such as terrorism, drug dealing and weapon smuggling.

Continuing Focus on Customer Satisfaction and Support. We believe that our focus on customer satisfaction is fundamental to our entrepreneurial success and our business strategy. Providing high quality customer support is a key element of our customer focus and is critical to our ability to maintain long-term relationships with our customers. As the number of our aircraft in operation continues to grow, and our executive aviation business expands, we have further increased our commitment to providing our customers with an appropriate level of after-sale support, including technical assistance, pilot and maintenance training and spare parts. This commitment is demonstrated by the expansion of our Nashville, Tennessee, maintenance, repair and overhaul, or MRO, facility, and the acquisition of OGMA, an MRO facility in Portugal, which we began operating in March 2005. We have also concluded our construction of a service center at Williams Gateway Airport in Mesa, Arizona. We intend to continue to focus on providing our customers with high quality customer support by expanding our presence worldwide, both through our own operations and agreements with authorized service centers.

Further Improving our Production Processes, Managerial Practices and Employee Relations. We are constantly seeking to exceed our customers’ expectations. In order to achieve this objective we must continuously implement the most efficient production processes and best managerial practices. Because the success of our products and services ultimately result from a combination of the contribution of our employees and the production processes that we have developed over the years, we recognize that we must continue to motivate our employees and refine our production processes. To that end, we have implemented, and intend to further develop, corporate programs based on a “lean manufacturing” philosophy, such as the Embraer Entrepreneurial Excellence Program (P3E), that are designed to strengthen our internal culture of excellence and improve the efficiency of our operations.

Recent Developments

Backlog

Our firm order backlog for the commercial aviation, executive aviation, and defense segments at June 30, 2009, totaled US$19.8 billion (net of cancellations through June 30, 2009). During the first half of 2009, we delivered 96 aircraft in total, comprising 67 jets to the commercial aviation, 27 jets to the executive aviation and two jets to the defense segment. After delivering a record number of aircraft in 2008, we continue to implement improvements to our industrial processes. Our average production rate was ten to 11 jets of our EMBRAER 170/190 family per month during the first half of 2009.

KC 390

In April 2009, Embraer began development of the KC 390, a new military cargo aircraft. The KC 390 is being designed to transport a wide variety of cargo, including small armored vehicles. This aircraft will be designed so that it can be built in different configurations, including versions that will allow it to conduct medical evacuation (MEDEVAC) missions. The KC 390 will be equipped with some of the most modern technology available, including systems for handling cargo, and fly-by-wire technology that reduces pilot workload and increases the aircraft’s capabilities for operating on short and unpaved runways.

Brazilian Navy Aircraft Modernization Program

In April 2009, Embraer entered into an agreement with the Brazilian navy to modernize 12 of its A-4 Skyhawk aircraft. The modernization will include the introduction of new technology, including new avionics, radar, improved power production and autonomous oxygen-generating systems.

Cancellation of Orders for ERJ 145 Regional Aircraft

In April 2009, we entered into an agreement with the HNA Group, a Chinese airline, to reduce its firm orders for 50 ERJ 145 regional aircraft to 25, of which 12 had been delivered up to June 30, 2009. See “Item 3D. Risk Factors—Risks Relating to Embraer—A downturn in commercial aviation may reduce our sales and revenue, and, consequently, our profitability, in any given year,” on our 2008 Form 20-F.

Results of Quarter ended June 30, 2009; Adoption of SFAS 160

On September 24, 2009, we furnished our report on Form 6-K to the SEC, containing our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, which reflected the retroactive application of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51 (“SFAS 160”). Our report on Form 6-K furnished to the SEC on September 24, 2009 also contains our unaudited condensed consolidated interim financial statements at June 30, 2009 and for the six months ended on June 30, 2009 and 2008. For further information, see “Presentation of Financial Information” herein.

2009 Revenue Guidance

Due to the severe worldwide economic downturn since September 2008, Embraer recorded cancellations of some of the firm orders of its executive aviation backlog as well as deferrals of deliveries scheduled for the commercial aviation segment.

In light of this new scenario, we revised our revenue guidance for 2009 to US$5.5 billion, broken down as US$3.3 billion in revenues for the commercial aviation segment, US$0.8 billion for the executive aviation segment, US$0.6 billion to the defense segment and US$0.8 billion for services and other revenues. We have also reduced our delivery guidance for 2009 down from 270 to 242 commercial and executive aircraft deliveries, with 115 deliveries to the commercial aviation segment, 17 Legacy 600 and Lineage 1000 jets to the executive aviation segment plus 110 Phenom jets to the same segment. Our investment guidance for 2009 was also revised to US$350 million.

As a consequence of the crisis affecting the global economy, which also affected the air transportation industry, we were forced to review our cost structure and workforce, adjusting them to the new levels of demand for commercial and executive aircraft. We reduced our workforce in February 2009 by approximately 20% in the production and administrative areas, including through the elimination of one layer in the management structure. These reductions were realized in connection with our P3E program described below, which seeks to improve our manufacturing processes and administrative structure so as to achieve greater efficiency while retaining capacity and capabilities.

P3E

We are constantly seeking to exceed our customers’ expectations. In order to achieve that, we continually seek to improve our production processes and best managerial practices. To that effect, we have implemented, and intend to further develop, corporate programs based on a “lean manufacturing” philosophy, such as the Embraer Entrepreneurial Excellence Program (P3E), that are designed to strengthen our internal culture of excellence and improve the efficiency of our operations. We have already benefited and expect to continue to benefit from the costs reductions associated with this program, as further detailed herein. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

New Industrial Facilities in Portugal

In July 2009, we broke ground for a new industrial unit to be built in the city of Évora, Portugal. The new 15.000 square-meter facility, scheduled to begin operations by the end of 2011, will be dedicated to manufacturing complex structures and components in composite materials. This facility will represent a total investment of Euro 48 million. We plan to build a second industrial unit to be implemented in the same complex, with total investments estimated to be Euro 100 million. These investments are expected to be made over the next six years, and are already considered in our long-term planning, not representing any change to our economical and financial guidance.

Embraer

Embraer is a joint stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo State, Brazil. Our telephone number is +55 (12) 3927-4404. Our agent for service of process in the United States is National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York 10001.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of the prospectus.

Embraer Overseas

Embraer Overseas is an exempted limited liability company incorporated under the laws of the Cayman Islands on September 22, 2006. Embraer–Empresa Brasileira de Aeronáutica S.A. owns directly 100% of Embraer Overseas’ share capital. Embraer Overseas was established primarily to act as a finance subsidiary of Embraer. Embraer Overseas’ authorized share capital is US$50,000, divided into 50,000 shares of US$1.00 each, 250 of which are issued and fully paid.

The registered office of Embraer Overseas is at the offices of Walkers SPV Limited, at Walkers House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman KYI-9002, Cayman Islands, where its statutory documents and any other corporate documents concerning Embraer Overseas, which are referred to in the prospectus, can be inspected, subject to the approval and consent of the directors of Embraer Overseas. No financial statements have been produced for Embraer Overseas as of the date of the prospectus and no financial statements are expected to be prepared for Embraer Overseas in the future. The agent for service of process for Embraer Overseas in the United States is National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York 10001.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the sections entitled “Description of Debt Securities” and “Description of the Guarantees” in the accompanying prospectus. In this description of the offering references to Embraer are to Embraer-Empresa Brasileira de Aeronáutica S.A. only and do not include Embraer Overseas or any of Embraer’s other subsidiaries or affiliated companies.

Issuer	Embraer Overseas

Guarantor	Embraer

Notes Offered	US$500,000,000 aggregate principal amount of 6.375% Notes due 2020.

Guarantees	Embraer will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and all other amounts that may become due and payable in respect of the notes.

Public Offering Price	99.081% of the principal amount

Maturity Date	January 15, 2020

Interest Rate	The notes will bear interest at the rate of 6.375% per annum from October 8, 2009 based upon a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on the notes will be payable semi-annually on April 8 and October 8 of each year (and on January 15, 2020), commencing on April 8, 2010.

Ranking	Notes. The notes are senior obligations of Embraer Overseas and are not secured by any collateral. The right to payment under the notes will be:

—	equal in right of payment to all other existing and future unsecured and unsubordinated debt of Embraer Overseas;

—	senior in right of payment to Embraer Overseas’ subordinated debt; and

—	effectively subordinated to debt and other liabilities (including trade payables) of Embraer Overseas’ subsidiaries and to secured debt of Embraer Overseas to the extent of such security.

Guarantees. The guarantees will be a senior obligation of Embraer and is not secured by any collateral. The right to payment under the guarantees will be:

—	equal in right of payment to all other existing and future unsecured and unsubordinated debt of Embraer;

—	senior in right of payment to Embraer’s subordinated debt; and

—

effectively subordinated to certain obligations having statutory preference, including claims for wages, social security, taxes, and court fees, expenses and costs, to debt and other liabilities (including trade payables) of Embraer’s subsidiaries and to secured debt of Embraer to the extent of such security.

At June 30, 2009, Embraer Overseas had US$388.7 million of debt outstanding, which is the aggregate principal amount outstanding of its 6.375% Guaranteed Notes due 2017.

At June 30, 2009, on a consolidated basis, Embraer had US$1,817.2 million of debt outstanding, US$201.4 million of which was secured debt and US$659.0 million of which was debt of Embraer subsidiaries. In addition, at June 30, 2009, Embraer had off-balance sheet exposure of US$1,848.0 million relating to financial guarantees.

Use of Proceeds	The net proceeds of this offering will be used for general corporate purposes, which may include the repayment of short-term debt. See “Use of Proceeds.”

Payment of Additional Amounts	Embraer Overseas and Embraer will pay additional amounts in respect of any payments of interest or principal so that the amount you receive after Brazilian or Cayman Islands withholding tax will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions.

Optional Tax Redemption	Embraer Overseas may, at its option, redeem the notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, if as a result of certain changes to the laws of the Cayman Islands or Brazil, we would be required to pay additional amounts in excess of those attributable to Cayman Islands or Brazilian withholding tax on the basis of a statutory rate of 15%. See “Description of the Notes—Redemption and Repurchase—Optional Tax Redemption.”

Optional Redemption	Embraer Overseas may, at its option, redeem the notes, in whole or in part, at the applicable redemption prices described under “Description of the Notes—Redemption and Repurchase—Optional Redemption With Make-Whole Amount.”

Covenants	The indenture governing the notes will contain restrictive covenants that, among other things,

(1) limit Embraer’s ability to:

—	incur liens; and

—	consolidate, merge or transfer assets; and

(2) limit the ability of Embraer Overseas to:

—	incur liens;

—	consolidate, merge or transfer assets; and

—	engage in certain activities and transactions.

These covenants are subject to important exceptions. See “Description of Debt Securities—Certain Covenants.”

Events of Default	Holders of the notes will have special rights if an event of default occurs. These events of default are described in detail under the heading “Description of Debt Securities—Events of Default.”

Further Issuances	Embraer Overseas will reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Form and Denomination; Settlement	The notes will be issued in the form of global notes in fully registered form without interest coupons. The notes will be issued in registered form in denominations of US$1,000 and integral multiples thereof.

The notes will be delivered in book-entry form through the facilities of The Depository Trust Company, or “DTC”.

Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.

Listing	New York Stock Exchange

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon

Principal Paying Agent	The Bank of New York Mellon

Rating	The notes are expected to be assigned a foreign currency rating of Baa3 by Moody’s Investor Services, Inc., or “Moody’s,” and BBB– by Standard & Poor’s Ratings Services, or “S&P”. Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Embraer and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Summary Financial and Other Information

The following table presents summary historical consolidated financial and operating data for us, prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, for each of the periods indicated. You should read this information in conjunction with revised selected financial data and our revised amended consolidated financial statements and related notes included in our report on Form 6-K furnished to the SEC on September 24, 2009, containing our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and our unaudited condensed consolidated interim financial information as of June 30, 2009 and for the six months ended June 30, 2009 and 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At and for the year ended December 31,					At and for the six months ended June 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008	2009
	(in millions of US$)
Statement of Income Data:
Net sales	3,352.1	3,789.5	3,759.5	5,245.2	6,335.2	2,970.9	2,610.7
Cost of sales and services	(2,336.7)	(2,738.9)	(2,806.8)	(4,093.5)	(4,991.7)	(2,340.8)	(2,064.6)
Gross profit	1,015.4	1,050.6	952.7	1,151.7	1,343.5	630.1	546.1
Operating income (expense)
Selling expenses	(185.1)	(159.8)	(220.6)	(361.3)	(393.1)	(199.5)	(140.0)
Research and development	(44.5)	(93.2)	(112.7)	(259.7)	(197.0)	(166.0)	(94.4)
General and administrative expenses	(139.4)	(205.2)	(235.5)	(234.8)	(232.4)	(111.9)	(84.4)
Employee profit sharing	(61.2)	(56.1)	(42.7)	—	—	—	—
Other operating income (expense), net	(41.3)	(26.1)	1.6	78.3	16.0	9.2	(25.4)

Total operating expenses	(471.5)	(540.4)	(609.9)	(777.5)	(806.5)	(468.2)	(344.2)

Income from operations	543.9	510.2	342.8	374.2	537.0	161.9	201.9
Non-operating income (expense)
Interest income (expenses), net	(38.0)	(4.1)	105.4	163.4	(171.4)	84.6	6.9
Foreign exchange gain (loss), net	(12.2)	(15.2)	(4.0)	(37.7)	71.7	(36.5)	(53.0)
Other non-operating income (expenses), net	(0.1)	9.1	—	—	—	—	—

Total non-operating income (expense)	(50.3)	(10.2)	101.4	125.7	(99.7)	48.1	(46.1)

Income before income taxes	493.6	500.0	444.2	499.9	437.3	210.0	155.8
Income tax (expense) benefit	(112.1)	(41.6)	(44.4)	(2.7)	(41.1)	12.2	(108.7)
Income before equity	381.5	458.4	399.8	497.2	396.2	222.2	47.1
Equity in earnings (losses) of affiliates	—	(3.1)	(0.1)	0.3	—	0.2	—
Net income	381.5	455.3	399.7	497.5	396.2	222.4	47.1
Less: Net income attributable to the noncontrolling interest	1.3	9.6	9.6	8.2	7.5	3.1	2.6

Net income attributable to Embraer	380.2	445.7	390.1	489.3	388.7	219.3	44.5

(1)	As revised to reflect the retroactive application of SFAS 160. See “Presentation of Financial and Other Data—Retroactive Application of SFAS 160.”

	At and for the year ended December 31,					At June 30,
	2004	2005	2006	2007	2008	2009
	(in millions of US$)
Balance Sheet Data:
Cash and cash equivalents	963.8	1,339.2	1,209.4	1,307.4	1,391.4	688.9
Temporary cash investments	397.0	574.4	555.8	1,185.7	810.1	1,180.6
Other current assets	2,514.7	2,702.0	3,026.3	3,156.6	3,715.0	3,651.9
Property, plant and equipment, net	381.3	388.4	412.2	566.0	737.9	748.0
Other long-term assets	1,825.6	1,928.4	1,894.0	1,850.2	1,989.5	2,124.2

Total assets	6,082.4	6,932.4	7,097.7	8,065.9	8,643.9	8,393.6

Short-term loans and financing	513.3	475.3	503.0	932.7	529.3	891.7
Other current liabilities	1,802.8	2,179.1	2,492.1	2,406.7	3,016.0	2,682.7
Long-term loans and financing	825.4	1,078.1	846.1	820.3	1,296.1	925.5
Other long-term liabilities	1,565.6	1,532.8	1,318.3	1,588.0	1,523.2	1,564.4
Company shareholders’ equity	1,353.9	1,620.3	1,874.3	2,249.5	2,209.3	2,256.1
Noncontrolling interest	21.4	46.8	63.9	68.7	70.0	73.2

Total shareholders’ equity	1,375.3	1,667.1	1,938.2	2,318.2	2,279.3	2,329.3

Total liabilities and shareholders’ equity	6,082.4	6,932.4	7,097.7	8,065.9	8,643.9	8,393.6

	For the year ended December 31,					For the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions of US$)
Other Financial Data:
Net cash provided by (used in) operating activities	(398.8)	346.9	386.9	580.4	321.8	231.9	(285.1)
Net cash provided by (used in) investing activities	(59.1)	(50.5)	(179.5)	(784.3)	168.9	(123.3)	(409.0)
Net cash provided by (used in) financing activities	105.2	24.9	(395.1)	137.0	(314.5)	(531.3)	(142.3)
Depreciation and amortization	59.7	61.5	63.9	58.8	70.5	32.0	41.2

	At and for the year ended December 31,					At and for the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions of US$)
Certain Financial Ratios:
Total debt to Adjusted EBITDA (1)(6)	2.22	2.72	3.32	4.05	3.00	2.94	2.77
Net debt to Adjusted EBITDA (2)(6)	(0.04)	(0.63)	(1.02)	(1.71)	(0.62)	(0.94)	(0.08)
Total debt to total capitalization (3)	0.49	0.48	0.41	0.43	0.44	0.43	0.44
Adjusted EBITDA to interest expense (gross) (4)(6)	10.73	7.82	4.64	3.85	5.97	4.57	6.56
Adjusted EBITDA (5)	603.5	571.7	406.7	433.0	607.5	193.7	243.1

(1)	Total debt represents short- and long-term loans and financing.
(2)	Net debt represents cash and cash equivalent plus temporary cash investments minus short- and long-term loans and financing.
(3)	Total capitalization represents short- and long-term loans and financing plus shareholders’ equity.
(4)	Interest expense (gross) includes only interest and commissions on loans.

(5)	Adjusted EBITDA represents earnings before interest, taxation, depreciation and amortization, noncontrolling interest, equity, equity in earnings (loss) from affiliates, foreign exchange gain (loss), net and other non-operating income (expenses), net. Adjusted EBITDA is not a financial measurement of our financial performance under U.S. GAAP. Adjusted EBITDA is presented because we use it internally as a measure to evaluate certain aspects of our business, including our financial operations. We also believe that some investors find it to be a useful tool for measuring a company’s financial performance. Adjusted EBITDA should not be considered as an alternative to, in isolation from, or a substitution for analysis of our financial condition or results of operations, as reported under U.S. GAAP. Other companies in our industry may calculate Adjusted EBITDA differently than we have for purposes of this offering memorandum, limiting Adjusted EBITDA’s usefulness as a comparative measure. The table below sets forth the reconciliation of net income attributable to Embraer to Adjusted EBITDA, calculated on the basis of financial information prepared in accordance with U.S. GAAP, for the periods indicated.
(6)	Financial ratios at June 30, 2008 and 2009 were calculated based on the accumulated Adjusted EBITDA for the previous 12-month periods (US$557.2 million and US$656.7 million, respectively) and, as to the ratio of Adjusted EBITDA to interest expense (gross), based on the related interest expense (gross) for such 12-month periods (US$122.0 million and US$100.1 million, respectively).

	At and for the year ended December 31,					At and for the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions of US$)
Adjusted EBITDA Reconciliation:
Net income attributable to Embraer	380.2	445.7	390.1	489.3	388.7	219.3	44.5
plus:
Noncontrolling interest	1.3	9.6	9.6	8.2	7.5	3.1	2.6
Equity in earnings (losses) of affiliates	—	3.1	0.1	(0.3)	—	(0.2)	—
Income tax (expense) benefit	112.1	41.6	44.4	2.7	41.1	(12.3)	108.7
Interest income (expenses), net	38.0	4.0	(105.4)	(163.4)	171.4	(84.6)	(6.9)
Foreign exchange gain (loss), net	12.2	15.2	4.1	37.7	(71.7)	36.4	53.0
Other non-operating income (expenses), net	—	(9.1)	—	—	—	—	—
Depreciation and amortization	59.7	61.5	63.9	58.8	70.5	32.0	41.2
Adjusted EBITDA	603.5	571.7	406.7	433.0	607.5	193.7	243.1

	For the year ended December 31,									For the six months ended June 30,
	2004		2005		2006		2007	2008		2008		2009
Other Data:
Aircraft delivered during period (1):
To the Commercial Aviation Market
EMB 120 Brasília	—		—		—		—	—		—		—
ERJ 145	87	(5)	46		12		7	6		5		3
ERJ 135	1	(1)	2		—		—	—		—		—
ERJ 140	—		—		—		—	—		—		—
EMBRAER 170	46		46	(1)	32	(2)	11	9		1		12
EMBRAER 175	—		14		11	(1)	34	55		29		6
EMBRAER 190	—		12		40		68	78	(2)	38	(1)	33
EMBRAER 195	—		—		3		10	14		8		13
To the Defense Market
EMB 120 Brasília	—		—		—		1	—		—		—
Legacy 600	—		6		—		1	3		—		—
Phenom 100	—		—		—		—	—		—		2
EMB 135	—		—		—		—	2		—		—
EMB 145	1		1		—		1	1		—		—
EMB 145 AEW&C/RS/MP	6		1		—		—	—		—		—
EMB 312 Tucano / AL-X / Super Tucano	7		24		14		28	—		—		—
EMBRAER 170	—		—		4	(1)	—	—		—		—
EMBRAER 190	—		—		1		2	—		—		—
To the Executive Aviation Market
Phenom 100	—		—		—		—	2		—		19
EMBRAER 175 Shuttle								1		—
Legacy 600	13		14		27		35	33		16		7
Lineage 1000	—		—		—		—	—		—		1
To the General Aviation Market
Light Propeller Aircraft	70		31		10		20	26		—		—

Total delivered	231		197		154		218	230		97		96

(footnote to table on next page)

	For the year ended December 31,										For the six months ended June 30,
	2004		2005		2006		2007		2008		2008		2009
Aircraft in backlog at the end of period:
In the Commercial Aviation Market
EMB 120 Brasília		—		—		1		—		—		—		—
ERJ 145		66		10		53		46		40		41		12
ERJ 135		17		15		1		—		—		—		—
ERJ 140		20		20		—		—		—		—		—
EMBRAER 170		112		104		29		31		45		46		33
EMBRAER175		15		8		74		70		20		46		15
EMBRAER 190		155		178		264		282		237		270		209
EMBRAER 195		15		29		43		47		84		75		71
In the Defense Market
EMB 120 Brasília		—		—		—		—		—		—		—
EMB 145 AEW&C/RS/MP		1		—		—		—		3		—		3
EMB 312 Tucano/EMB 314 Super Tucano		69		93		80		104		123		42		109
EMB 145		—		—		—		1		—		1		—
EMB 135		—		—		—		2		1		2		1
Legacy 600 / Phenom 100		5		—		1		3		4		—		2
EMBRAER 170/ EMBRAER 190.		—		3		—		—		2		2		2
In the Executive Aviation Market
Legacy 450/500/600/Phenom 100/300/ Lineage 1000/ EMBRAER 170/ EMBRAER 190		4		15		384		766		978		908		922
In the General Aviation Market
Light Propeller Aircraft		25		6		—		—		—		—		—
Total backlog (in aircraft)		504		481		930		1,352		1,537		1,433		1,379

Total backlog (in millions)	US$	10,097	US$	10,383	US$	14,806	US$	18,827	US$	20,935	US$	20,708	US$	19,804

(1)	Deliveries identified by parentheses were aircraft delivered under operating leases.

RISK FACTORS

Prospective purchasers of notes should carefully consider the risks described below and those described in Item 3D. “Risk Factors” of our 2008 Form 20-F which is incorporated by reference in the prospectus, as well as the other information in this prospectus supplement, before deciding to purchase any notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occur, and as a result, the trading price of the notes could decline and you could lose all or part of your investment.

Risks Relating to the Notes

We may not be able to generate sufficient cash to service all of our current or future indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive market conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result our debt holders could declare all outstanding principal and interest to be due and payable or the lenders under our credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

The indenture governing the notes does not contain financial covenants restricting the incurrence of future indebtedness by us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt under the indenture. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

Developments in other emerging markets may adversely affect the market value of the notes.

The market price of the notes may be adversely affected by declines in the international financial markets and world economic conditions. Brazilian securities markets are, to varying degrees, influenced by economic and market conditions in other emerging market countries, especially those in Latin America. Although economic conditions are different in each country, investors’ reaction to developments in one country may affect the securities markets and the securities of issuers in other countries, including Brazil. We cannot assure you that the market for Brazilian securities will not continue to be affected negatively by events elsewhere, particularly in emerging markets, or that such developments will not have a negative impact on the market value of the notes.

Embraer Overseas has no operations of its own, so that holders of the notes must depend on Embraer to provide Embraer Overseas with sufficient funds to make payments on the notes when due.

Embraer Overseas is a direct wholly-owned subsidiary of Embraer and was organized in the Cayman Islands as a company with limited liability on September 22, 2006. Embraer Overseas was established primarily to act as a finance subsidiary of Embraer. Accordingly, the ability of Embraer Overseas to pay principal, interest and other amounts due on the notes will depend upon Embraer’s financial condition and results of operations. In the event of an adverse change in Embraer’s financial condition or results of operations, Embraer Overseas may not have sufficient funds to repay all amounts due on or with respect to the notes.

Payments on the notes and the guarantees will be junior to any secured debt obligations of Embraer Overseas and Embraer, as the case may be, and effectively junior to debt obligations of Embraer’s subsidiaries.

The notes and the guarantees will constitute unsecured unsubordinated obligations of Embraer Overseas and Embraer and will rank equal in right of payment with all of the other existing and future unsecured unsubordinated indebtedness of Embraer Overseas and Embraer, respectively. Although the holders of the notes will have a direct, but unsecured claim on the assets and property of Embraer Overseas, payment on the notes will be subordinated to any secured debt of Embraer Overseas to the extent of the assets and property securing such debt. Payment on the notes will also be effectively subordinated to the payment of secured and unsecured debt and other creditors of Embraer. In addition, under Brazilian law, the obligations of Embraer under the guarantees are subordinated to certain statutory preferences, including claims for wages, secured obligations, social security, taxes, court fees, expenses and costs, as well as to other statutory claims specific to the aircraft industry. In the event of Embraer Overseas’ or Embraer’s liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the notes.

Prior to the issuance of the notes, Embraer Overseas had US$388.7 million of debt outstanding, which is the aggregate principal amount outstanding of its 6.375% Guaranteed Notes due 2017 at June 30, 2009.

As of June 30, 2009, on a consolidated basis, Embraer had US$1,817.2 million of debt outstanding, US$201.4 million of which was secured debt and US$659.0 million, which was debt of Embraer’s subsidiaries.

In addition, as of June 30, 2009, Embraer had off-balance sheet exposure of US$1,848.0 million relating to financial and residual value guarantees, which are backed by expected proceeds from performance guarantees and sale of underlying assets totaling, at June 30, 2009, US$2,101.9 million. This amount represents the aggregate result of various transactions and, on a case-by-case basis, we may face a shortfall from time to time.

Any right of the holders of the notes, through enforcement of the guarantees, to participate in the assets of Embraer and the assets of Embraer’s subsidiaries upon any liquidation or reorganization will be subject to the prior claims of Embraer’s secured creditors and the creditors of its subsidiaries. The indenture relating to the notes includes a limitation on Embraer Overseas’ and Embraer’s ability, in the future, to create liens, although such limitation is subject to certain significant exceptions. The indenture does not restrict Embraer’s subsidiaries, other than Embraer Overseas, from creating liens.

Embraer conducts a portion of its business operations through its subsidiaries. In servicing payments to be made on its guarantees of the notes, Embraer will rely, in part, on cash flows from these subsidiaries, mainly dividend payments.

The ability of these subsidiaries to make dividend payments to Embraer will be affected by, among other factors, the obligations of these entities to their creditors, requirements of Brazilian corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

The foreign exchange policy of Brazil may affect the ability of Embraer to make money remittances outside Brazil in respect of the guarantees.

Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Central Bank of Brazil, or the Central Bank, in order to make payments in U.S. dollars outside Brazil under guarantees in favor of foreign persons, such as the holders of the notes. We cannot assure you that these regulations will continue to be in force at the time Embraer is required to perform its payment obligations under the guarantees. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, Embraer would need to seek an authorization from the Central Bank to transfer the amounts under the guarantees out of Brazil or, alternatively, make such payments with funds held by Embraer outside Brazil. We cannot assure you that such an authorization will be obtained or that such funds will be available.

We cannot assure you that an active trading market for the notes will develop.

The notes constitute a new issue of securities, for which there is no existing market. We will apply to list the notes on the New York Stock Exchange. We cannot assure you that our listing application with the New York Stock Exchange will be approved. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. The underwriters have advised Embraer Overseas and Embraer that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

—	the number of holders of notes;

—	our operating performance and financial condition;

—	the market for similar securities;

—	the interest of securities dealers in making a market in the notes; and

—	prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Judgments of Brazilian courts enforcing Embraer’s obligations under the guarantees would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce obligations of Embraer under the guarantees, Embraer would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against Embraer in Brazilian courts in respect of any payment obligations under the guarantees will be expressed in reais equivalent to the U.S. dollar amount at the exchange rate published by the Central Bank of Brazil of the date on which such judgment is rendered. We cannot assure you that this exchange rate will afford you full compensation of the amount invested in the notes.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated Baa3 by Moody’s and BBB– by S&P. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We would be required to pay amounts only in reais in case of bankruptcy.

Any judgment obtained against Embraer in the courts of Brazil in respect of any of Embraer’s payment obligations under the guarantees by reason of acceleration of the notes upon a bankruptcy of Embraer will be expressed in reais equivalent to the U.S. dollar amount of such sum at the exchange rate on the date at which a judicial decision declaring Embraer’s bankruptcy is rendered. Accordingly, in case of bankruptcy, all credits held against Embraer denominated in foreign currency will be converted into reais at the prevailing exchange rate on the date of declaration of bankruptcy by the judge. In this case, authorization by the Central Bank of Brazil may be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

PRESENTATION OF FINANCIAL AND OTHER DATA

Financial Data

General. Our audited financial statements at December 31, 2007 and 2008 and for each of the years ended December 31, 2006, 2007 and 2008 are incorporated by reference in this prospectus supplement.

Our financial statements at and for the years ended December 31, 2004 and 2005 have not been incorporated by reference in this prospectus supplement.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or “U.S. GAAP”. Because more than 90% of our sales are in U.S. dollars and we operate in an industry that uses the U.S. dollar as its currency of reference, our management believes that the U.S. dollar is our functional currency and the most appropriate currency in which to present our financial statements. As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52, or “SFAS 52”.

Pursuant to SFAS 52 as it applies to us, non-monetary assets and liabilities, including inventories, property, plant and equipment, accumulated depreciation and shareholders’ equity, are remeasured at historical rates of exchange, while monetary assets and liabilities denominated in currencies other than U.S. dollars are remeasured at period-end rates. Export sales invoiced in currencies other than the U.S. dollar are remeasured at the respective exchange rate on the date of sale. Cost of sales and services, depreciation and other expenses relating to assets remeasured at historical exchange rates are calculated based on the U.S. dollar values of such assets and other non-U.S. dollar statement of income accounts are remeasured at the rate prevailing on the date of the charge or credit to income. Translation gains and losses are recorded under foreign exchange (gain) loss, net in our statement of income.

In our 2006, 2007 and 2008 financial statements, gains or losses resulting from the remeasurement of the financial statements and from foreign currency transactions have been reported in the consolidated statement of income as single line items.

For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the Comissão de Valores Mobiliários (Brazilian Securities Commission), or “CVM”, and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared, and will continue to be required to prepare, financial statements in accordance with Law No. 6,404 of December 15, 1976, as amended, or Brazilian Corporate Law. Effective 2008, significant changes were introduced to the accounting aspects of the Brazilian Corporate Law by Law 11,638 of December 28, 2007. Further changes were introduced in 2008 to accounting practices adopted in Brazil, or Brazilian GAAP, by the Comitê de Pronunciamentos Contábeis (Brazilian Accounting Standards Setting Board). These changes to the accounting aspects of the Brazilian Corporate Law and Brazilian GAAP impacted the basis of our distribution of minimum mandatory dividends. Other than that, such changes had no effect to our financial statements prepared in accordance with U.S. GAAP that are included herein and in our 2008 Form 20-F.

As a result of the reconciliation of amounts to the functional currency and other adjustments related to the differences in accounting principles between U.S. GAAP and Brazilian GAAP, the amounts of net income attributable to Embraer and shareholders’ equity as reported in our audited consolidated financial statements presented herein differ from those included in our statutory accounting records.

As a result of the listing of our common shares on the Novo Mercado segment of the Bolsa de Valores de São Paulo, or São Paulo Stock Exchange, since January 2009 we are required to either translate into English our quarterly financial statements, including cash flow statements, prepared in accordance with the Brazilian Corporate Law, or prepare such quarterly financial statements in accordance with, or reconciled to, U.S. GAAP or International Financial Reporting Standards, or “IFRS”.

Retroactive Application of SFAS 160. On September 24, 2009 we furnished to the SEC our report on Form 6-K containing our revised audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The financial data and our consolidated financial statements contained in our report on Form 6-K furnished to the SEC on September 24, 2009 supersede the financial data and the audited financial statements in our Form 20-F filed with the SEC on May 1, 2009.

The revisions relate to the adoption of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51, or “SFAS 160”. SFAS 160 requires a noncontrolling interest in a subsidiary to be reported within shareholders’ equity in the consolidated financial statements separate from the parent company’s shareholders’ equity. Net income and comprehensive income are reported in the consolidated statements of income and comprehensive income at the consolidated amounts, which include the amounts attributable to the Company’s shareholders and the noncontrolling interest. The requirements of SFAS 160 have been retrospectively applied to all periods presented as appropriate.

We have already reflected the adoption of SFAS 160 in our unaudited condensed consolidated financial statements for the six-month period ended June 30, 2009 furnished to the SEC in our report on Form 6-K on September 24, 2009.

The revised information in our report on Form 6-K furnished to the SEC on September 24, 2009 reflects the retroactive application of SFAS 160. The revisions to the financial information presented in our report on Form 20-F filed with the SEC on May 1, 2009 consist of changing the presentation of noncontrolling interests in our statements of income and our balance sheets and conforming changes in the other statements. The adoption of SFAS 160 had no effect on our net income attributable to controlling interests, earnings per share, cash flow or any asset or liability account.

Information in our 2008 Form 20-F is generally stated at December 31, 2008, and this filing does not reflect any subsequent information or events other than the adoption of SFAS 160. The financial information attached as exhibits to our report on Form 6-K should be read in conjunction with our 2008 Form 20-F and our financial information submitted to the SEC on our report on Form 6-K of September 24, 2009, which contains important information regarding events, developments and updates to certain expectations of our management that have occurred since the filing of our 2008 Form 20-F.

Other Data and Backlog

In this prospectus supplement:

—	some of the financial data reflects the effect of rounding;

—	the term “regional jets” refers to narrow body jet aircraft with 30-60 passenger seats;

—	the term “mid-capacity jets” refers to jet aircraft with 70-120 passenger seats. Our regional and mid-capacity jet aircraft are sold in the commercial aviation segment and to state-owned airlines;

—	the term “commercial aircraft,” as it applies to Embraer, refers to our regional jets and mid-capacity jets;

—	the terms “entry-level jet” and “light jet” refer to executive jets that carry from six to eight passengers and up to nine passengers, respectively, that are designed for short take-off distances;

—	the term “ultra-large” refers to executive jets that have longer range and over-sized cabin space and carry, on average, 19 passengers; and

—

the term “executive jets,” as it applies to Embraer, refers to our aircraft sold to companies, including fractional ownership companies, charter companies and air-taxi companies and high net-worth individuals.

We calculate the value of our backlog by considering all firm orders that have not yet been delivered. A firm order is a firm commitment from a customer, represented by a signed contract and customarily accompanied by a down payment, for which we have reserved a place on one of our production lines. Every time we refer to our backlog in this prospectus supplement, we only make reference to firm orders and not to options. When we refer in this prospectus supplement to the number or value of commercial aircraft, we exclude two EMB 145s delivered to Satena Airline, a state-owned Colombian airline, in 2004. These aircraft have been included in our defense data. In July 2005, we started to include the number of aircraft sold by the defense segment to state-owned airlines, such as TAME and Satena, in our commercial aircraft backlog.

For additional information on our backlog and related data, see “Introduction—Presentation of Financial and Other Data—Other Data” in our 2008 Form 20-F.

USE OF PROCEEDS

The net proceeds of this offering will be used for general corporate purposes, which may include the repayment of short-term debt.

EXCHANGE RATES

For a discussion on the operation of the foreign exchange markets in Brazil and on historical real/US dollar exchange rate through April 20, 2009, see “Item 3. Key Information—Exchange Rates” in our 2008 Form 20-F. In the past, the Central Bank has intervened occasionally to control unstable movements of foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Item 3D. Risk Factors—Risks Relating to Brazil” included in our 2008 Form 20-F, which is incorporated by reference in the prospectus.

The following table set forth the commercial selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated:

	Period-end (1)	Average for Period (2)	Low	High
Month	(reais per U.S. dollar)
December 2008	2.3370	2.3944	2.3370	2.5004
January 2009	2.3162	2.3074	2.1889	2.3803
February 2009	2.3784	2.3127	2.2446	2.3916
March 2009	2.3152	2.3138	2.2375	2.4218
April 2009	2.1783	2.2059	2.1699	2.2899
May 2009	1.9730	2.0609	1.9730	2.1476
June 2009	1.9516	1.9576	1.9301	2.0074
July 2009	1.8726	1.9328	1.8726	2.0147
August 2009	1.8864	1.8452	1.8181	1.8864
September 2009 (through September 23, 2009)	1.7916	1.8288	1.7916	1.9038

Source: Central Bank

(1)	Represents the exchange rate on the last day of each month.
(2)	Represents the average of the exchange rates during the relevant periods.

CAPITALIZATION

The following tables set forth our consolidated total cash and cash equivalents and temporary cash investments and our consolidated total capitalization at June 30, 2009 on a historical basis and as adjusted to give effect to this offering. These tables should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

The “as adjusted” column gives effect to the issuance of notes in this offering in the aggregate principal amount of US$500,000,000 million and the application of the net proceeds thereof, as well as other adjustments described below.

	At June 30, 2009	As adjusted at June 30, 2009
	(in millions of US$)
Cash and cash equivalents(1)(2)	688.9	1,294.5
Temporary cash investments	1,180.6	1,180.6

Total cash and cash equivalents and temporary cash investments	1,869.5	2,475.1

	At June 30, 2009	As adjusted at June 30, 2009
	(in millions of US$)
Short-term debt(1)	891.7	841.7
Long-term debt:
Notes offered hereby	—	500.0
Other(2)	925.5	1,086.3

Total debt	1,817.2	2,428.0
Shareholders’ equity	2,329.3	2,329.3

Total capitalization (3)(4)	4,146.5	4,757.3

(1)	“As adjusted” column takes into account the US$50.0 million payment of the Export Credit Note with Banco Votorantim. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Credit Facilities and Lines of Credit.”
(2)	“As adjusted” column takes into account our R$300.0 million loan from BNDES (converted to US$160.8 million using the exchange rates in effect on the dates of each disbursement). For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Credit Facilities and Lines of Credit.”
(3)	Total capitalization is the sum of total debt and shareholders’ equity.
(4)	After the completion of this offering, we may incur additional debt in the regular course of our business, which may materially affect our total indebtedness as provided in this table.

At June 30, 2009, Embraer Overseas has indebtedness of US$388.7 million outstanding, which represents the aggregate principal amount outstanding of its 6.375% Guaranteed Notes due 2017, at June 30, 2009.

SELECTED FINANCIAL AND OTHER INFORMATION

The following table presents selected historical U.S. GAAP consolidated financial and operating data for us for each of the periods indicated. You should read this information in conjunction with revised selected financial data and our revised amended consolidated financial statements and related notes included in our report on Form 6-K furnished to the SEC on September 24, 2009, containing our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and our unaudited condensed consolidated interim financial information at June 30, 2009 and for the six months ended June 30, 2009 and 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At and for the year ended December 31,					At and for the six months ended June 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008	2009
	(in millions of US$)
Statement of Income Data:
Net sales	3,352.1	3,789.5	3,759.5	5,245.2	6,335.2	2,970.9	2,610.7
Cost of sales and services	(2,336.7)	(2,738.9)	(2,806.8)	(4,093.5)	(4,991.7)	(2,340.8)	(2,064.6)
Gross profit	1,015.4	1,050.6	952.7	1,151.7	1,343.5	630.1	546.1
Operating income (expenses)
Selling expenses	(185.1)	(159.8)	(220.6)	(361.3)	(393.1)	(199.5)	(140.0)
Research and development	(44.5)	(93.2)	(112.7)	(259.7)	(197.0)	(166.0)	(94.4)
General and administrative expenses	(139.4)	(205.2)	(235.5)	(234.8)	(232.4)	(111.9)	(84.4)
Employee profit sharing	(61.2)	(56.1)	(42.7)	—	—	—	—
Other operating income (expense), net	(41.3)	(26.1)	1.6	78.3	16.0	9.2	(25.4)

Total operating expenses	(471.5)	(540.4)	(609.9)	(777.5)	(806.5)	(468.2)	(344.2)

Income from operations	543.9	510.2	342.8	374.2	537.0	161.9	201.9
Non-operating income (expense)
Interest income (expenses), net	(38.0)	(4.1)	105.4	163.4	(171.4)	84.6	6.9
Exchange gain (loss), net	(12.2)	(15.2)	(4.0)	(37.7)	71.7	(36.5)	(53.0)
Other non-operating income (expenses), net	(0.1)	9.1	—	—	—	—	—

Total non-operating income (expense)	(50.3)	(10.2)	101.4	125.7	(99.7)	48.1	(46.1)

Income before income taxes	493.6	500.0	444.2	499.9	437.3	210.0	155.8
Income tax (expense) benefit	(112.1)	(41.6)	(44.4)	(2.7)	(41.1)	12.2	(108.7)
Income before equity	381.5	458.4	399.8	497.2	396.2	222.2	47.1
Equity in earnings (losses) of affiliates	—	(3.1)	(0.1)	0.3	—	0.2	—
Net income	381.5	455.3	399.7	497.5	396.2	222.4	47.1
Less: Net income attributable to the noncontrolling interest	1.3	9.6	9.6	8.2	7.5	3.1	2.6

Net income attributable to Embraer	380.2	445.7	390.1	489.3	388.7	219.3	44.5

(1)	As revised to reflect the retroactive application of SFAS 160. See “Presentation of Financial and Other Data—Retroactive Application of SFAS 160.”

	At and for the year ended December 31,					At June 30,
	2004	2005	2006	2007	2008	2009
	(in millions of US$)
Balance Sheet Data:
Cash and cash equivalents	963.8	1,339.2	1,209.4	1,307.4	1,391.4	688.9
Temporary cash investments	397.0	574.4	555.8	1,185.7	810.1	1,180.6
Other current assets	2,514.7	2,702.0	3,026.3	3,156.6	3,715.0	3,651.9
Property, plant and equipment, net	381.3	388.4	412.2	566.0	737.9	748.0
Other long-term assets	1,825.6	1,928.4	1,894.0	1,850.2	1,989.5	2,124.2

Total assets	6,082.4	6,932.4	7,097.7	8,065.9	8,643.9	8,393.6

Short-term loans and financing	513.3	475.3	503.0	932.7	529.3	891.7
Other current liabilities	1,802.8	2,179.1	2,492.1	2,406.7	3,016.0	2,682.7
Long-term loans and financing	825.4	1,078.1	846.1	820.3	1,296.1	925.5
Other long-term liabilities	1,565.6	1,532.8	1,318.3	1,588.0	1,523.2	1,564.4
Company shareholders’ equity	1,353.9	1,620.3	1,874.3	2,249.5	2,209.3	2,256.1
Noncontrolling interest	21.4	46.8	63.9	68.7	70.0	73.2

Total shareholders’ equity	1,375.3	1,667.1	1,938.2	2,318.2	2,279.3	2,329.3

Total liabilities and shareholders’ equity	6,082.4	6,932.4	7,097.7	8,065.9	8,643.9	8,393.6

	For the year ended December 31,					For the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions of US$)
Other Financial Data:
Net cash provided by (used in) operating activities	(398.8)	346.9	386.9	580.4	321.8	231.9	(285.1)
Net cash provided by (used in) investing activities	(59.1)	(50.5)	(179.5)	(784.3)	168.9	(123.3)	(409.0)
Net cash provided by (used in) financing activities	105.2	24.9	(395.1)	137.0	(314.5)	(531.3)	(142.3)
Depreciation and amortization	59.7	61.5	63.9	58.8	70.5	32.0	41.2

	At and for the year ended December 31,					At and for the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions of US$)
Certain Financial Ratios:
Total debt to Adjusted EBITDA (1)(6)	2.22	2.72	3.32	4.05	3.00	2.94	2.77
Net debt to Adjusted EBITDA (2)(6)	(0.04)	(0.63)	(1.02)	(1.71)	(0.62)	(0.94)	(0.08)
Total debt to total capitalization (3)	0.49	0.48	0.41	0.43	0.44	0.43	0.44
Adjusted EBITDA to interest expense (gross) (4)(6)	10.73	7.82	4.64	3.85	5.97	4.57	6.56
Adjusted EBITDA (5)	603.5	571.7	406.7	433.0	607.5	193.7	243.1

(1)	Total debt represents short- and long-term loans and financing.
(2)	Net debt represents cash and cash equivalent plus temporary cash investments minus short- and long-term loans and financing.
(3)	Total capitalization represents short- and long-term loans and financing plus shareholders’ equity.
(4)	Interest expense (gross) includes only interest and commissions on loans.
(5)

Adjusted EBITDA represents earnings before interest, taxation, depreciation and amortization, noncontrolling interest, equity in income (loss) from affiliates, foreign exchange gain (loss), net and other non-operating income (expenses), net. Adjusted EBITDA is not a financial measurement of our financial performance under U.S. GAAP. Adjusted EBITDA is presented because we use it internally as a measure to evaluate certain aspects of our business, including our financial operations. We also believe that some investors find it to be a useful tool for measuring a company’s financial performance. Adjusted EBITDA should not be considered as an alternative to, in isolation from, or a substitution for analysis of our financial condition or results of operations, as reported under U.S. GAAP. Other companies in our industry may calculate Adjusted EBITDA differently than we have for purposes of this offering memorandum, limiting Adjusted EBITDA’s usefulness as a comparative measure. The table below sets forth the reconciliation of net income attributable to Embraer to Adjusted EBITDA, calculated on the basis of financial information prepared in accordance with U.S. GAAP, for the periods indicated.

(6)	Financial ratios at June 30, 2008 and 2009 were calculated based on the accumulated Adjusted EBITDA for the previous 12-month periods (US$557.2 million and US$656.7 million, respectively) and, as to the ratio of Adjusted EBITDA to interest expense (gross), based on the related interest expense (gross) for such 12-month periods (US$122.0 million and US$100.1 million, respectively).

	At and for the year ended December 31,					At and for the six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions of US$)
Adjusted EBITDA Reconciliation:
Net income attributable to Embraer	380.2	445.7	390.1	489.3	388.7	219.3	44.5
plus
Noncontrolling interest	1.3	9.6	9.6	8.2	7.5	3.1	2.6
Equity in earnings (losses) of affiliates	—	3.1	0.1	(0.3)	—	(0.2)	—
Income tax (expense) benefit	112.1	41.6	44.4	2.7	41.1	(12.3)	108.7
Interest income (expenses), net	38.0	4.1	(105.4)	(163.4)	171.4	(84.6)	(6.9)
Foreign exchange gain (loss), net	12.2	15.2	4.0	37.7	(71.7)	36.4	53.0
Other non-operating income (expenses), net	—	(9.1)	—	—	—	—	—
Depreciation and amortization	59.7	61.5	63.9	58.8	70.5	32.0	41.2
Adjusted EBITDA	603.5	571.7	406.7	433.0	607.5	193.7	243.1

	For the year ended December 31,									For the six months ended June 30,
	2004		2005		2006		2007	2008		2008		2009
Other Data:
Aircraft delivered during period (1):
To the Commercial Aviation Market
EMB 120 Brasília	—		—		—		—	—		—		—
ERJ 145	87	(5)	46		12		7	6		5		3
ERJ 135	1	(1)	2		—		—	—		—		—
ERJ 140	—		—		—		—	—		—		—
EMBRAER 170	46		46	(1)	32	(2)	11	9		1		12
EMBRAER 175	—		14		11	(1)	34	55		29		6
EMBRAER 190	—		12		40		68	78	(2)	38	(1)	33
EMBRAER 195	—		—		3		10	14		8		13
To the Defense Market
EMB 120 Brasília	—		—		—		1	—		—		—
Legacy 600	—		6		—		1	3		—		—
Phenom 100	—		—		—		—	—		—		2
EMB 135	—		—		—		—	2		—		—
EMB 145	1		1		—		1	1		—		—
EMB 145 AEW&C/RS/MP	6		1		—		—	—		—		—
EMB 312 Tucano / AL-X / Super Tucano	7		24		14		28	—		—		—
EMBRAER 170	—		—		4	(1)	—	—		—		—
EMBRAER 190	—		—		1		2	—		—		—
To the Executive Aviation Market
Phenom 100	—		—		—		—	2		—		19
EMBRAER 175 Shuttle	—		—		—		—	1		—
Legacy 600	13		14		27		35	33		16		7
Lineage 1000	—		—		—		—	—		—		1
To the General Aviation Market
Light Propeller Aircraft	70		31		10		20	26		—		—

Total delivered	231		197		154		218	230		97		96

(footnote to table on next page)

	For the year ended December 31,										For the six months ended June 30,
	2004		2005		2006		2007		2008		2008		2009
Aircraft in backlog at the end of period:
In the Commercial Aviation Market
EMB 120 Brasília		—		—		1		—		—		—		—
ERJ 145		66		10		53		46		40		41		12
ERJ 135		17		15		1		—		—		—		—
ERJ 140		20		20		—		—		—		—		—
EMBRAER 170		112		104		29		31		45		46		33
EMBRAER175		15		8		74		70		20		46		15
EMBRAER 190		155		178		264		282		237		270		209
EMBRAER 195		15		29		43		47		84		75		71
In the Defense Market
EMB 120 Brasília		—		—		—		—		—		—		—
EMB 145 AEW&C/RS/MP		1		—		—		—		3		—		3
EMB 312 Tucano/EMB 314 Super Tucano		69		93		80		104		123		42		109
EMB 145		—		—		—		1		—		1		—
EMB 135		—		—		—		2		1		2		1
Legacy 600 / Phenom 100		5		—		1		3		4		—		2
EMBRAER 170/ EMBRAER 190		—		3		—		—		2		2		2
In the Executive Aviation Market
Legacy 450/500/600/Phenom 100/300/ Lineage 1000/ EMBRAER 170/ EMBRAER 190		4		15		384		766		978		908		922
In the General Aviation Market
Light Propeller Aircraft		25		6		—		—		—		—		—
Total backlog (in aircraft)		504		481		930		1,352		1,537		1,433		1,379

Total backlog (in millions)	US$	10,097	US$	10,383	US$	14,806	US$	18,827	US$	20,935	US$	20,708	US$	19,804

(1)	Deliveries identified by parentheses were aircraft delivered under operating leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and notes thereto included in the Form 6-K furnished to the SEC as of September 24, 2009 and incorporated herein by reference. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Forward-Looking Statements.”

Presentation of Financial Information

Our unaudited condensed consolidated financial statements for the six months ended June 30, 2009, included in our Form 6-K, furnished to the SEC on September 24, 2009, have been prepared in accordance with accounting principles U.S. GAAP. Because more than 90% of our sales are in U.S. dollars and we operate in an industry that uses the U.S. dollar as its currency of reference, our management believes that the U.S. dollar is our functional currency and the most appropriate currency in which to present our financial statements. Accordingly, we decided to present our primary U.S. GAAP financial statements in U.S. dollars. As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52, or “SFAS 52”.

Pursuant to SFAS 52, as it applies to us, non-monetary assets and liabilities, including inventories, property, plant and equipment, accumulated depreciation and shareholders’ equity, temporary differences for the purpose of recording deferred income taxes are remeasured at historical rates of exchange, while monetary assets and liabilities denominated in currencies other than U.S. dollars are remeasured at period end rates. Export sales invoiced in currencies other than the U.S. dollar are remeasured at the respective exchange rate on the date of sale. Cost of sales and services, depreciation and other expenses relating to assets remeasured at historical exchange rates are calculated based on the U.S. dollar values of such assets, and other non U.S. dollar statement of income accounts are remeasured at the rate prevailing on the date of the charge or credit to income.

In our unaudited condensed consolidated financial statements for the six months ended June 30, 2009, gains or losses resulting from the remeasurement of the financial statements and from foreign currency transactions have been reported in the consolidated statement of income as single line items.

For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the Comissão de Valores Mobiliários (Brazilian Securities Commission), or “CVM”, and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared, and will continue to be required to prepare, financial statements in accordance with Law No. 6,404 of December 15, 1976, as amended, or Brazilian Corporate Law. Effective 2008, significant changes were introduced to the accounting aspects of the Brazilian Corporate Law by Law 11,638 of December 28, 2007. Further changes were introduced in 2008 to accounting practices adopted in Brazil, or “Brazilian GAAP”, by the Comitê de Pronunciamentos Contábeis (Brazilian Accounting Standards Setting Board). These changes to the accounting aspects of the Brazilian Corporate Law and Brazilian GAAP impacted the basis of our distribution of minimum mandatory dividends. Although these changes did not affect our U.S. GAAP financial statements, as the determination of our minimum mandatory dividend is based on Brazilian GAAP and because Brazilian GAAP was modified by these changes, the basis for determining the mandatory dividend was different compared to prior periods. Our Brazilian GAAP financial statements as of and for the year ended December 31, 2008, filed with the CVM, provide a reconciliation showing the effects of the changes to Brazilian GAAP, including the adoption of the U.S. dollar as the functional currency.

As a result of the reconciliation of amounts to the functional currency and other adjustments related to the differences in accounting principles between U.S. GAAP and Brazilian GAAP, the amounts of net income attributable to Embraer and shareholders’ equity as reported in our condensed consolidated financial statements presented herein differ from those included in our statutory accounting records.

The financial statements for the year ended December 31, 2009, included in the Form 6-K furnished to the SEC as of September 24, 2009, reflect the adoption of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51, or “SFAS 160”. SFAS 160 requires that noncontrolling interest in a subsidiary be reported as shareholders’ equity within the consolidated financial statements separately from the parent’s shareholders’ equity. Prior to the adoption of SFAS 160, certain of our noncontrolling interests were accounted for on a consolidated basis. The requirements of SFAS 160 have been retroactively applied to all periods presented as appropriate.

We have reflected the adoption of SFAS 160 in our unaudited condensed consolidated financial statements for the six-month period ended June 30, 2009 submitted to the SEC on Form 6-K on September 24, 2009.

The revised information in our Form 6-K furnished to the SEC on September 24, 2009 reflects the retroactive application of SFAS No. 160. The revisions to the financial information presented in our report on Form 20-F filed with the SEC on May 1, 2009 consist of changing the presentation of noncontrolling interests in our statements of income and our balance sheets and conforming changes in the other statements. The adoption of SFAS No. 160 had no effect on our net income attributable to controlling interests, earnings per share, cash flow or any asset or liability account.

Information in our 2008 Form 20-F is generally stated as of December 31, 2008.

Brazilian Economic Environment

The current economic crisis, including the events negatively affecting the commercial airline industry and the ensuing negative effects on the U.S. economy have adversely affected the global and Brazilian economies and securities markets, and have resulted in:

—	increased volatility in the market price of securities;

—	significant decline in corporate earnings estimates;

—	substantial losses in important industries, including the air transport and insurance industries;

—	widespread reductions or postponement of orders for new commercial and executive aircraft;

—	reduced access to credit and liquidity sources; and

—	significant erosion of consumer confidence.

Any uncertainty surrounding the U.S., Brazilian and global economies could result in the Brazilian government changing existing laws or regulations or imposing new ones, and/or the Central Bank changing base interest rates, which, depending on the nature of those changes, could adversely affect our operations. See “Item 5A. Operating Results—Brazilian Economic Environment” in our 2008 Form 20-F.

The current global economic crisis initially reduced expectations for growth of the Brazilian economy in 2009. Other significant developments of the global crisis include a depreciation of the real, particularly since October 2008, and a reduction in the availability of credit to consumers and companies, a sharp devaluation of securities of Brazilian companies and a reduction in industrial output. In the first six months of 2009, as investment outflows from Brazil began to reverse, the real appreciated by 16.5% against the U.S. dollar, such that the real, which had declined from R$1.5919 to US$1.00 on June 30, 2008 to R$2.3370 to US$1.00 on December 31, 2008, had recovered to R$1.9516 to US$1.00 by June 30, 2009, and R$1.8087 to US$1.00 by September 15, 2009. Interest rates continued at high levels, with the CDI averaging 11.33% in the first six months of 2009, and the country achieved a trade surplus of US$13.91 billion in the same period. Brazil’s GDP for the first six months of 2009 dropped 1.5% from the corresponding period in 2008. However, the GDP for the second quarter increased 1.9% in comparison with the first quarter of 2009. These early signs of recovery for the Brazilian economy are coupled with projections for growth in 2010. Just as the depreciation of the real positively affected our gross margin and operating margin for the first six months of 2009, the appreciation of the real is likely to negatively affect our operating margins as in U.S. dollar terms our costs increase.

With over 90% of our sales from outside of Brazil, our results are dependent on the condition of the global economy and, more particularly, of the United States, which accounted for approximately 40.2% of our net sales for 2008 and 24.8% of our firm backlog as of June 30, 2009.

Basis of Presentation

The following discussion is based on, and should be read in conjunction with our unaudited condensed consolidated financial statements and related notes prepared in accordance with U.S. GAAP included in our report on Form 6-K, furnished to the SEC on September 24, 2009.

Operating Data

The following chart sets forth statistical data concerning our deliveries and backlog for our aircraft at the end of the respective periods. Deliveries consist of aircraft that have been delivered to customers and for which the corresponding revenue has been recognized. Our backlog consists of all firm orders that have not yet been delivered. A firm order is a contractual commitment from a customer, typically accompanied by a down payment, for which we have reserved a place on one of our production lines. See “Item 5A Operating Results—Current Conditions and Future Trends in the Commercial Airline Industry and Executive Jet Market in our 2008 Form 20-F and “—Trend Information” below for certain information on our firm orders and options.

	Six Months Ended June 30,
	2008		2009
Commercial Airline
Deliveries
ERJ 145		5		3
EMBRAER 170		1		12
EMBRAER 175		29		6
EMBRAER 190		38		33
EMBRAER 195		8		13
Defense (1)
Deliveries		—		2
Executive Aviation
Deliveries		16		27
Other Operating Information
Total backlog as of June 30, 2009 (in millions) (2)	US$	20,708	US$	19,804

(1)	Includes only aircraft delivered to state-owned airlines and for government transportation and, therefore, excludes deliveries of Tucano family aircraft, as such aircraft are not for transportation purposes.

(2)	Net of cancelled orders.

Trend Information

As a result of the global economic crisis and its effects upon the airline industry, particularly in the United States, historically our principal export market, our business, which had experienced a period of sustained growth, has experienced pressure that is likely to continue through 2009 and into 2010. Our trends include the following:

—	Decline of firm backlog and deferral of deliveries. See “Operating and Financial Review and Prospects—Operating Results—Recent Developments—Backlog” in our 2008 Form 20-F.

—

Pressure on operating margins. A continued appreciation of the real against the U.S. dollar would increase the dollar equivalent amount of our dollar-denominated expenses, thus exerting pressure on our operating margins.

—

Continued geographic diversification of commercial customers. Continued geographic diversification of our customers may reduce our exposure to particular markets. Of our customers, based on firm orders as of June 30, 2009, approximately 44% are in North America, 14% are in Latin America, 13% are in the Asia/Pacific region and China, 8% are in the Middle East and Africa and 21% are in Europe.

The following table summarizes our order book for the commercial aviation segment at June 30, 2009. Our total firm order backlog at that date, including executive jets and defense aircraft, was US$19.8 billion.

Commercial Aviation	Firm Orders	Options	Deliveries	Firm Order Backlog
EMB 120 Brasília	352	—	352	—
ERJ 135	108	—	108	—
ERJ 140	74	—	74	—
ERJ 145	708	25	696	12
EMBRAER 170	193	91	160	33
EMBRAER 175	135	173	120	15
EMBRAER 190	443	454	234	209
EMBRAER 195	111	76	40	71

The following tables set forth our commercial aviation order book at June 30, 2009 by aircraft type, customer and country.

ERJ 135:
Customer	Firm Orders	Delivered	Firm Order Backlog
American Eagle (USA)	40	40	—
British Midland (UK)	3	3	—
City Airline AB (Sweden)	2	2	—
ExpressJet (USA)	30	30	—
Flandair (France)	3	3	—
Jet Magic (Ireland)	1	1	—
Luxair (Luxembourg)	2	2	—
Pan Européenne (France)	1	1	—
Proteus (France)	3	3	—
Regional Airlines (France)	3	3	—
Republic Airways (USA)	15	15	—
South Africa Airlink (South Africa)	5	5	—

TOTAL	108	108	—

ERJ 140:
Customer	Firm Orders	Delivered	Firm Order Backlog
American Eagle (USA)	59	59	—
Republic Airways (USA)	15	15	—

TOTAL	74	74	—

ERJ 145:
Customer	Firm Orders	Delivered	Firm Order Backlog
Aerolitoral (Mexico)	5	5	—
Air Caraibes (Guadalupe)	2	2	—
Alitalia (Italy)	14	14	—
American Eagle (USA)	118	118	—
Axon (Greece)	3	3	—
British Midland (UK)	9	9	—
British Regional Airlines (UK)	23	23	—
Brymon (UK)	7	7	—
China Southern (China)	6	6	—
China Eastern Jiangsu (China)	5	5	—
China Eastern Wuhan (China)	5	5	—
Cirrus (Germany)	1	1	—
ExpressJet (USA)	245	245	—
ERA (Spain)	2	2	—
Flandre Air (France)	5	5	—
GECAS (PB Air - Thailand)	2	2	—
Hainan (China)	25	13	12
KLM EXEL (Holand)	2	2	—
Lot Polish (Poland)	14	14	—
Luxair (Luxembourg)	9	9	—
Mesa (USA)	36	36	—
Nigeria (Nigeria)	1	1	—
Portugalia (Portugal)	8	8	—
Proteus (France)	8	8	—
Regional (France)	15	15	—
Republic Airways (USA)	60	60	—
Rheintalflug (Austria)	3	3	—
Rio Sul (Brazil)	16	16	—
Satena (Colombia)	3	3	—
Sichuan (China)	5	5	—
Skyways (Sweden)	4	4	—
Swiss (Switzerland)	25	25	—
Transtates (USA)	22	22	—

TOTAL	708	696	12

EMBRAER 170:
Customer	Firm Orders	Delivered	Firm Order Backlog
Alitalia (Italy)	6	6	—
BA CityFlyer (UK)	6	—	6
Cirrus (Germany)	1	1	—
ECC (Ireland)	4	4	—
EgyptAir (Egypt)	12	12	—
ETA Star Aviation (India)	7	—	7
Finnair (Finland)	10	10	—
Gecas (USA)	9	9	—
JAL (Japan)	10	3	7
Jetscape (USA)	1	1	—
LOT Polish (Poland)	6	6	—
Regional (France)	9	5	4
Republic Airline (USA)	48	48	—
Satena (Colombia)	1	1	—
Saudi Arabian Airlines (Saudi Arabia)	15	15	—
Sirte Oil (Lybia)	1	1	—
South Africa Airlink (South Africa)	2	—	2
Suzuyo (Japan)	2	2	—
TAME (Ecuador)	2	2	—
US Airways (USA)	28	28	—
Virgin Blue (Australia)	6	6	—
Virgin Nigeria (Nigeria)	7	—	7

TOTAL	193	160	33

EMBRAER 175:
Customer	Firm Orders	Delivered	Firm Order Backlog
Air Canada (Canada)	15	15	—
Air Caraibes (Guadeloupe)	1	1	—
GECAS (USA)	5	5	—
LOT Polish (Poland)	16	4	12
Northwest (USA)	36	36	—
Republic Airlines (USA)	54	54	—
Royal Jordanian (Jordan)	2	2	—
TRIP (Brazil)	5	3	2
Suzuyo (Japan)	1	—	1

TOTAL	135	120	15

EMBRAER 190:
Customer	Firm Orders	Delivered	Firm Order Backlog
Aero Republica (Colombia)	5	5	—
Aeromexico (Mexico)	12	2	10
Air Canada (Canada)	45	45	—
Air Caraibes (Guadalupe)	1	1	—
Air Moldova (Moldova)	1	—	1
Azul (Brazil)	5	3	2
BA CityFlyer (UK)	15	4	11
Copa (Panama)	15	15	—
Finnair (Finland)	13	10	3
GECAS (USA)	24	23	1
Hainan (China)	50	12	38
JetBlue (USA)	104	44	60
JetBlue (USA) (Pre-Series 002 – ECC Leasing)	1	1	—
Jetscape (USA)	9	1	8
KLM (Holland)	17	5	12
KungPeng (China)	5	5	—
LAM (Mozambique)	2	—	2
Lufthansa (Germany)	16	—	16
M1 Travel (Lebanon)	8	3	5
nasair (Saudi Arabia)	10	1	9
NIKI (Austria)	5	2	3
Regional (France)	11	8	3
Taca (El Salvador)	11	6	5
TAME (Ecuador)	3	3	—
US Airways (USA)	42	25	17
Virgin Blue (Australia)	18	13	5
Virgin Nigeria (Nigeria)	3	1	2
Undisclosed	2	—	2

TOTAL	453	238	215

EMBRAER 195:
Customer	Firm Orders	Delivered	Firm Order Backlog
Alpi Eagles (Italy)	10	—	10
Azul (Brazil)	31	5	26
BRA (Brazil)	20	—	20
Flybe (UK)	14	14	—
GECAS (USA)	7	7	—
Globalia (Spain)	12	5	7
Royal Jordanian (Jordan)	4	—	4
Lufthansa (Germany)	4	—	4
Montenegro (Montenegro)	1	—	1

TOTAL	103	31	72

Results of Operations

The following table presents statement of income data by business segment for the six months ended June 30, 2008 and 2009.

Summary Financial Data by Business

Operating Income	Six months ended June 30,
	2008		2009
	(in millions of US$)
Net sales:
Commercial Aviation	US$	2,061.1	US$	1,832.5
Defense		192.8		168.8
Executive Aviation		401.2		278.3
Aviation Service		280.2		289.3
Other related businesses		35.6		41.8

		2,970.9		2,610.7
Cost of sales and services:
Commercial Aviation		(1,761.2)		(1,483.6)
Defense		(130.2)		(146.3)
Executive Aviation		(279.5)		(220.5)
Aviation Service		(137.3)		(197.3)
Other related businesses		(32.6)		(16.9)

		(2,340.8)		(2,064.6)
Gross profit:
Commercial Aviation		299.9		348.9
Defense		62.6		22.5
Executive Aviation		121.7		57.8
Aviation Service		142.9		92.0
Other related businesses		3.0		24.9

		630.1		546.1
Operating expenses:
Commercial Aviation		(178.8)		(83.6)
Defense		(29.0)		(14.8)
Executive Aviation		(141.4)		(63.0)
Aviation Service		(46.4)		(62.3)
Other related businesses		—		(7.8)
Unallocated corporate expenses		(72.6)		(112.7)

		(468.2)		(344.2)
Income from operations		161.9		201.9

The following table sets forth statement of income information, and such information as a percentage of our net sales, for the periods indicated.

Operating and Non-Operating Income	Six months ended June 30,
	2008			2009
	(in millions of US$, except percentages)
Net sales	US$	2,970.9	100%	US$	2,610.7	100.0%
Cost of sales and services		(2,340.8)	78.8%		(2,064.6)	79.1%

Gross profit		630.1	21.2%		546.1	20.9%
Operating income (expense)
Selling expenses		(199.5)	6.7%		(140.0)	5.4%
Research and development		(166.0)	5.6%		(94.4)	3.6%
General and administrative expenses		(111.9)	3.8%		(84.4)	3.2%
Other operating income (expenses), net		9.2	0.3%		(25.4)	1.0%

Income from operations (1)		161.9	5.4%		201.9	7.7%

Non operating income (expense)
Interest income (expenses), net		84.6	2.8%		6.9	0.3%
Foreign exchange gain (loss), net		(36.5)	1.2%		(53.0)	2.0%
Income before income taxes (1)		210.0	7.1%		155.8	6.0%
Income tax (expense) benefit		12.2	0.4%		(108.7)	4.2%

Income (losses) before equity		222.2	7.5%		47.1	1.8%
Equity in earnings (losses) of affiliates		0.2	—		—	—

Net income		222.4	7.5%		47.1	1.8%
Less: Net income attributable to the noncontrolling interest		3.1	0.1%		2.6	0.1%
Net income attributable to Embraer		219.3	7.4%		44.5	1.7%

(1)	Amounts may not sum due to rounding.

Six Months Ended June 30, 2009 Compared with Six Months Ended June 30, 2008

Net sales. Net sales decreased 12.1% from US$2,970.9 million for the six-month period ended June 30, 2008 to US$2,610.7 million for the corresponding period of 2009, mainly due to a change in our product mix. Net sales from the commercial aviation segment accounted for US$1,832.5 million, or 70.2% of total revenues, for the six-month period ended June 30, 2009, a decrease of 11.1% compared to US$2,061.1 million, or 69.4% of total revenues, for the corresponding period of 2008. Net sales from the executive aviation segment accounted for US$278.3 million, or 10.7% of total revenues, for the six-month period ended June 30, 2009, a decrease of 30.6% compared to US$401.2 million, or 13.5% of total revenues, for the corresponding period of 2008, as a result of the lower number of Legacy 600 jets delivered (seven in the first half of 2009 compared to sixteen in the first half of 2008), 19 Phenom 100 jets and one Lineage 1000. Net sales for the defense segment accounted for $168.8 million for the six-month period ended June 30, 2009, or a decrease of 12.4% compared to US$192.8 million for the corresponding period of 2008. Net sales for the aviation services segment were stable being US$289.3 million for the six-month period ended June 30, 2009, compared to US$280.2 million for the corresponding period of 2008.

A total of 96 jets were delivered during the first half of 2009, including 67 jets to the commercial aviation segment, 27 jets to the executive aviation segment (including 19 Phenom 100 jets), and two aircraft to the defense segment. During the first half of 2008, we delivered 97 jets, including 81 jets to the commercial aviation segment and 16 jets to the executive aviation segment. See “Risk Factors—Risk Relating to Embraer” in our 2008 Form 20-F.

Cost of sales and services. Cost of sales and services decreased 11.8% from US$2,340.8 million for the six-month period ended June 30, 2008 to US$2,064.6 million for the corresponding period of 2009, due to 12.1%

decrease in net sales. As a percentage of net sales, cost of sales and services increased from 78.8% in the six-month period ended June 30, 2008 to 79.1% in the corresponding period of 2009.

Gross profit. Our gross profit decreased 13.3% from US$630.1 million for the six-month period ended June 30, 2008 to US$546.1 million for the corresponding period of 2009, in line with the reduction in our net sales. Despite the decrease in absolute gross profit, our gross margin remained generally stable, registering a 0.3% decline from 21.2% for the six-month period ended June 30, 2008 to 20.9% for the corresponding period of 2009, primarily due to cost reductions and productivity gains achieved through the P3E program, which partially offset the reduced economies of scale caused by the decline in net sales. For more details regarding the P3E Process Optimization Plan, see “4B—Business Overview—Business Strategies” on our 2008 Form 20-F and “Prospectus Supplement Summary—Recent Developments—P3E.”

Operating expenses. Operating expenses totaled US$344.2 million for the six month period ended June 30, 2009, a decrease of 26.5% when compared to US$468.2 million for the corresponding period of 2008. The decrease is mainly due to the strict control of expenses and manpower including the 20% reduction of our workforce in first quarter, productivity gains achieved with the progress of the P3E process optimization plan, as well as the effect of a significant decline in the average exchange rate of the real to the U.S. dollar for the six months ended June 30, 2009 compared to the corresponding period in 2008, as real-denominated expenses translated into fewer dollars. As a percentage of net sales, operating expenses decreased from 15.8% in the six-month period ended June 30, 2008 to 13.2% in the corresponding period of 2009.

Selling expenses. Selling expenses totaled US$140.0 million for the six-month period ended June 30, 2009, a 29.8% reduction from US$199.5 million for the corresponding period of 2008, mainly due to the decrease in variable selling expenses, due to the 12.1% decrease in net sales, and the 20% reduction in our workforce. As a consequence, measured as a percentage of net sales, selling expenses decreased from 6.7% in the six-month period ended June 30, 2008 to 5.4% in the corresponding period of 2009.

Research and development expenses. Research and development expenses totaled US$94.4 million for the six-month period ended June 30, 2009, a 43.1% decrease compared to US$166.0 million for the corresponding period of 2008. As a percentage of net sales, research and development expenses decreased from 5.6% in the six-month period ended June 30, 2008 to 3.6% in the corresponding period of 2009. This decrease is due to the agreement reached with some of our risk-sharing partners regarding the revenue booking of their cash contribution for the development of the new executive jets programs. See Item 4B Business Overview—Supplier and Components; Risk-Sharing Arrangements on our 2008 Form 20-F.

General and administrative expenses. General and administrative expenses totaled US$84.4 million for the six-month period ended June 30, 2009, a 24.6% decrease from US$111.9 million for the corresponding period of 2008. This decrease is due to adjustments in cost structure including the 20% reduction of our workforce in the first quarter and to the productivity gains achieved in the period with the P3E process optimization plan. As a percentage of net sales, general and administrative expenses decreased from 3.8% in the six-month period ended June 30, 2008 to 3.2% in the corresponding period of 2009.

Other operating income (expenses), net. Other operating income (expenses), net totaled a US$25.4 million expense for the six-month period ended June 30, 2009, a 176.1% increase compared to a US$9.2 million income for the corresponding period of 2008, mainly due to termination costs associated with the 20% work force reduction occurred in the first quarter of 2009. As a percentage of net sales, other operating income (expenses), net increased from 0.3% income in the six-month period ended June 30, 2008 to 0.97% expense in the corresponding period of 2009.

Income from operations. As a result of the foregoing factors, our income from operations increased totaled US$201.9 million for the six-month period ended June 30, 2009, a 24.7% increase compared to US$161.9 million in the corresponding period of 2008. As a percentage of net sales, income from operations increased from 5.4% in the six-month period ended June 30, 2008 to 7.7% in the corresponding period of 2009.

Interest income (expenses), net. Interest income, net totaled US$6.9 million for the six-month period ended June 30, 2009, a 91.8% decrease compared to interest income, net of US$84.6 million for the corresponding period of 2008. Interest income, net, decreased from 2.8% of net sales in the first half of 2008 to 0.3% of net sales in first half of 2009. This decrease was mainly due to a gain of US$65.2 million from derivative transactions in 2008, which did not occur in 2009.

Foreign exchange gain (loss), net. Foreign exchange gain (loss), net reflects exchange variations of monetary assets and liabilities stated in other currencies which are translated into U.S. dollars at the end of each period. We recorded a US$53.0 million foreign exchange loss for the six-month period ended June 30, 2009, a 45.2% increase compared to a US$36.5 million loss for the corresponding period of 2008. As a percentage of net sales, net foreign exchange losses increased from 1.2% in the six-month period ended June 30, 2008 to 2.0% in the corresponding period of 2009.

Income tax (expense) benefit. Income tax expense calculation is based on Brazilian tax regulations. We recorded US$108.7 million income tax expense for the six-month period ended June 30, 2009, mainly due to translation effects (including SFAS 109 paragraph 9(f) from Brazilian tax regulations to U.S. GAAP), and differences in foreign jurisdictions tax rates. For the corresponding period of 2008, we recorded a US$12.2 million income tax benefit, mostly accounted for the effects of the strengthening of the real against the US dollar on the deferred tax timing differences on non-monetary assets (upon which no deferred tax on foreign exchange gains and losses is recorded) and tax deductions from payments of interest on capital and research and development tax incentives. As a percentage of net sales, our income tax (expense) benefit increased from a benefit of 0.4% in the six-month period ended June 30, 2008 to an expense of 4.2% in the corresponding period of 2009.

Net income attributable to Embraer. As a result of the foregoing factors, our net income attributable to Embraer was US$44.5 million for the six-month period ended June 30, 2009, or a 1.7% net margin, a decrease of 79.7% compared to our net income attributable to Embraer of US$219.3 million, or a 7.4% net margin, for the corresponding period of 2008.

Research and Development

We incur research and development costs related to our aircraft and aircraft components. We also incur research and development costs that are not associated with the development of any particular aircraft. Such costs include the implementation of quality assurance initiatives, production line productivity improvements and studies to evaluate the latest developments in technology and quality standards. Research and development expense is the cost associated with the design and development of the aircraft less amounts earned from cash contribution from risk-sharing partners based on meeting performance milestones. Under U.S. GAAP, these costs are recorded as an operating expense in our statement of income and are recorded in the period in which they are incurred. Costs and additions to fixed assets relate solely to specialized equipment built by us and required for a specific project are treated as additions to property, plant and equipment.

For 2009, we expect our research and development costs to total approximately US$200 million (compared to US$197.0 million in 2008), excluding contributions from risk-sharing partners, comprised of estimated costs of approximately US$150 million related to the development of new products, and approximately US$50 million related to pre-competitive research and development. From the total expected costs of US$150 million, we have already spent US$94.4 million. We receive additional funds from risk-sharing partners to fund our cash costs for our commercial and executive aircraft research and development. We expect to receive approximately US$249.7 million from our risk-sharing partners in the next years for the development of the Phenom 300 and Legacy 450/500 family. In addition, the Brazilian government and other governments fund substantially all of our defense and government research and development costs under long-term development contracts.

Liquidity and Capital Resources

Our liquidity needs arise principally from research and development, capital expenditures, principal and interest payments on our debt, working capital requirements and distributions to shareholders. We generally rely on cash from our operations, borrowings under our credit arrangements, cash contributions from risk-sharing partners, advance payments from customers and, to a lesser extent, capital increases to meet these needs. For further information, see “Item 4B. Business Overview—Suppliers and Components; Risk-Sharing Arrangements” and “Item 4B. Business Overview—Commercial Aviation Business—Production, New Orders and Options.”

We believe that our regular sources of funds are sufficient to meet our foreseeable working capital requirements, including: (1) continuing to improve the EMBRAER 170/190 jet family, the Legacy 600, the Phenom 100 and the Lineage 1000 executive jets; (2) completing the development of the Phenom 300 and new executive jets Legacy 450/500; (3) paying other planned capital expenditures; and (4) paying dividends and interest on capital. Our access to liquidity sources has not been materially impacted by the current credit environment, and we cannot determine whether such access will be materially impacted in the near future. There can be no assurance that our regular sources of funds, or that the cost or availability of our credit facilities or future borrowing sources, will not be materially impacted by the ongoing market disruptions.

Our customers may reschedule deliveries, fail to exercise options or cancel firm orders as a result of the economic downturn and the financial volatility in the commercial airline industry. In addition, our risk-sharing partners’ cash contributions are refundable under certain limited circumstances and, as a result, we may need to find replacement sources of capital.

Net Cash Provided by (Used in) Operating Activities and Working Capital

Our net cash used in operating activities was US$285.1 million in the first half of 2009, compared to net cash provided by operating activities of US$231.9 million in the first half of 2008. The reduced net income, the reduction on the advances from customers as a consequence of the reduction of new aircraft sales due to the market crisis and the payment to suppliers, in the normal course of business, were the main reasons for the variation in our operating net cash for the six month ended June 30, 2009. For the corresponding period of 2008, a higher net income, and a substantial amount received from customers advances as a consequence of new sales, has positively affected the cash flow from operating activities.

Net Cash Provided by (Used in) Investing Activities

In the first half of 2009, our net cash used in investing activities was US$409.0 million, compared to US$123.3 million used in the first half of 2008, mostly because of purchases of temporary cash investments, which were held for trading, consisting of securities held by private fixed income funds with maturity of more than 90 days.

Capital Expenditures

We recorded additions to property, plant and equipment of US$49.2 million in the first half of 2009, compared to US$115.6 million additions in the first half of 2008. These expenditures are principally related to construction of facilities in United States and Europe, improvements on our industrial facilities in Brazil and production facilities modifications for the production of new aircraft models.

We currently expect investments in property, plant and equipment to total approximately US$150 million in 2009, primarily related to the ramp-up of production of the Phenom 100 jet, improvements on the EMBRAER 170/190 jet family production line and other products in our portfolio, as well as investments on new production facilities located in Melbourne (Florida, USA) and Évora (Portugal) to support the production of our jets. We expect to fund these investments with our own cash generation.

Cash Provided by (Used in) Financing Activities and Total Debt

Our net cash used in financing activities decreased from US$531.3 million in the first half of 2008 to US$142.3 million in the first half of 2009. In the first half of 2009, we have not distributed interest on capital as compared with US$152.7 million distributed in the first half of 2008. We also repaid a total amount of US$618.0 million of our indebtedness in the first half of 2009, compared to the repayment in the aggregate amount of US$769.6 million in the first half of 2008. In addition, during the first half of 2008, we raised new borrowings in the total amount of US$576.9 million, compared to new borrowings in the total amount of US$478.4 million during the first half of 2009. During the first half of 2008 we also repurchased US$183.8 million of shares to be held in treasury.

As of June 30, 2009, we had total debt of US$1,817.2 million under our financing arrangements described below, 50.9% of which consisted of long term debt and 49.1% of which consisted of short term debt.

Credit Facilities and Lines of Credit

Long-term Facilities

In March 2005, we entered into a credit agreement with Bladex—Banco Latino Americano de Exportaciones S.A. for an import financing facility of US$51.0 million at a cost of LIBOR plus 1.88% per annum with final maturity in March 2010. As, of June 30, 2009, US$17.1 million remained outstanding, all of which is due in the short-term including principal and accrued interest. The spread over LIBOR was renegotiated, and from March 2007 the spread is 1.10% per annum.

In April 2005, we entered into an Export Credit Note with Banco Votorantim S.A. of US$50.0 million, at a fixed rate of 7.81% per annum with final maturity in April 2010. As of June 30, 2009, US$50.8 million remained outstanding, all of which is due in the short-term including principal and accrued interest.

In June 2005, we entered into an IFC – International Finance Corporation A/B Loan Secured Facility for a total amount of US$180.0 million, which includes the A loan for up to US$35.0 million, the B1 loan for up to US$60.0 million and the B2 loan for up to US$85.0 million. The terms of the loans are 12, ten and eight years, respectively, and the loans bear interest at an average rate of six-month LIBOR plus 2.90% per annum. The facility is secured by a combination of mortgages on our main industrial facility in Brazil, three EMBRAER 170/190 pre-series aircraft and a bank account pledge agreement in an amount equivalent to 12 months interest coverage. In addition to the customary covenants and restrictions, including but not limited to those that require us to maintain defined debt liquidity and interest expense coverage ratios, the facility has covenants related to compliance with IFC general environmental, health and safety guidelines. We also agreed to a mandatory pre-payment provision, which limits our net revenues generated by selling and supporting offensive attack aircraft to 12.5% of our total net revenues. On March 23, 2007, we renegotiated the spread over LIBOR and since May 2007 the average spread is 1.21% per annum In addition, on December 17, 2007 we negotiated the release of the mortgages over three EMBRAER 170/190 pre-series aircraft. As of June 30, 2009, US$120.4 million remained outstanding under this facility (US$26.0 million in the short-term) including principal and accrued interest.

In August 2006, we entered into two separate syndicated credit agreements with Banco BNP Paribas Brasil S.A., in each case as administrative agent for the lenders under each facility in an aggregate amount of US$500.0 million. The trade finance credit facility provides for US$250.0 million in loans to finance certain of our exports and imports, to be allocated at our discretion, provided that the aggregate amount does not exceed the US$250.0 million. This amount is available for multiple drawdowns on a non-revolving basis until August 25, 2009, unless fully disbursed prior to that date. Each drawdown is repayable in full in two years from the borrowing date. The trade finance credit facility is subject to a commitment fee of 25 basis points over the unused portion and, if disbursed, will bear interest at six-month LIBOR plus 40 and 45 basis points, respectively, for export or import finance disbursements thereof. The other agreement is a US$250.0 million syndicated revolving credit facility, with a five-year availability period. Disbursements under the revolving credit facility will be repayable on August 25, 2011. This revolving credit facility is subject to a commitment fee of 30 basis points per annum and, if disbursed, will bear interest at one-, two-, three- or six-month LIBOR plus 60 basis points per annum, as specified by us on each drawdown notice. We record the commitment fees for these credit facilities as an expense. Both facilities contain customary covenants and restrictions, including, but not limited to, those that require us to maintain defined debt liquidity and interest expense coverage ratios. In addition, in the event the Brazilian government imposes restrictions on foreign exchange transactions, only disbursements under the trade finance credit facility will be available to us. If we make disbursements under the export finance format, we will be required to grant a first priority pledge on certain of our export receivables, as determined by us at the disbursement date. In first half of 2009, we borrowed US$250.0 million under the trade finance credit facility. At June 30, 2009, US$251.3 million remain outstanding under this facility (US$1.3 million in the short-term) including principal and accrued interest.

In October 2006, Embraer Overseas issued US$400 million 6.375% guaranteed notes due 2017 and, as of June 30, 2009, US$388.7 million was outstanding (US$10.8 million is currently short-term), including principal and accrued interest. Interest will be paid semiannually. The notes are unconditionally guaranteed by us and have been listed on the Luxembourg Stock Exchange. On April 5, 2007, we and Embraer Overseas commenced an exchange offer to exchange the notes for new notes registered with the SEC. The exchange offer was successfully completed as of May 18, 2007 and, as a consequence, US$376.3 million or approximately 95% of the notes were registered. The indenture under which the notes were issued contains customary covenants and restrictions such as limitation on liens, consolidation, merger or transfer of assets. On March 31, 2009, Embraer repurchased and canceled 19,908 (4.97%) bonds, totaling US$15.2 million (face value of US$19.9 million). These bonds were purchased by Embraer Overseas through open market transactions. We may from time to time seek to retire or purchase our outstanding debt, including our guaranteed notes, through cash purchases and/or exchange for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

In November 2006, we entered into a credit facility in the amount equivalent to US$49.3 million face value R$79.0 million with the FINEP to support the development costs of our Phenom 100 and Phenom 300 aircraft, which were completely disbursed in 2007. The facility bears interest at TJLP – Long Term Interest Rate in Brazil—plus 5.0% per annum and is fully secured by a bank guarantee and a chattel mortgage of certain land, machines and equipment. The credit facility is repayable from December 2008 to December 2013. As of June 30, 2009, we had outstanding US$66.3 million under our credit facilities with the FINEP, of which US$13.7 million is due in the short-term including principal and accrued interest. The FINEP credit facilities are denominated in reais, and amounts appearing herein have been converted into U.S. dollars, for purposes of preparing our U.S. GAAP financial statements.

In December 2008, we entered into various credit agreements with BNDES for a long-term pre-export credit financing. As of June 30, 2009, we had US$651.4 million outstanding under these arrangements, all of which is due in the short-term (including principal and accrued interest), bearing an average spread of 2.433% per annum over TJLP, with maturities from February 15, 2010 to June 15, 2010. BNDES credit facilities are denominated in reais, and amounts appearing herein have been converted into U.S. dollars, for purposes of preparing our U.S. GAAP financial statements.

We have various other loans and credit agreements with aggregate outstanding borrowings of US$177.1 million at June 30, 2009, which were entirely allocated to our subsidiaries. For further information on these financing arrangements, see Note 10 of our unaudited condensed consolidated financial statements for the six months ended June 30, 2009, included in our Form 6-K, filed with the SEC on September 24, 2009.

Some of our long-term financing agreements include customary covenants and restrictions that require us to maintain: (1) a maximum leverage ratio, calculated as net debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, of 3.5:1; (2) a minimum debt service coverage ratio, calculated as EBITDA to financial expenses, of 3:1; and (3) minimum shareholders’ equity of R$2.3 billion. Other restrictions included in our long-term financings include negative pledge covenants and restrictions on significant changes in control, sales of substantially all of our assets, dividend payments during events of default and certain transactions with our affiliates.

At June 30, 2009, we were in compliance with all restrictive covenants contained in our financing agreements. The only exception related to a financing instrument in the amount of US$7.1 million, which was entered into by OGMA, one of our subsidiaries. As of December 31, 2008, OGMA had a financial debt to EBITDA ratio of 2.74:1, which exceeded the 1.8:1 ratio required under the financing instrument. In February 26, 2009, OGMA’s creditor under this facility granted OGMA a waiver of compliance with this covenant. The non-compliance by OGMA with the 1.8:1 financial debt to EBITDA ratio, was waived, and did not trigger any cross-default clauses in any of our other agreements.

Short-term Facilities

At June 30, 2009, we have various other short-term loans and credit agreements with aggregate outstanding borrowings of US$93.9 million, of which US$88.8 million was allocated to our subsidiaries to finance working capital requirements. For further information on our short-term financing arrangements, see Note 20 to our audited consolidated financial statements, included herein by reference.

Recent financial debt

At July 16, 2009 we entered into an R$ 300 million long term pre-export finance facility with BNDES. The facility was fully disbursed in September 10, 2009 and will be payable in three years.

As of September 1, 2009, we have prepaid the Export Credit Note we maintained with Banco Votorantim. See “—Long-Term Facilities.”

Recourse and Non Recourse Debt

Total debt excludes non recourse and recourse debt associated with customer financing arrangements transacted through special purposes entities, or SPEs. In structured financings, an SPE purchases an aircraft from us, pays us the full purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer. A third party financial institution facilitates the financing of an aircraft purchase through an SPE, and a portion of the credit risk remains with that third party. We may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring process. According to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) an interpretation of ARB 51 or FIN 46R”, an enterprise shall consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. Therefore, we have been consolidating certain SPEs owned by third parties where we are the primary beneficiary. See Note 9 to our 2008 financial statements included by reference in this report on Form 6-K furnished to SEC at September 24, 2009.

The effect of consolidating these SPEs resulted in non recourse and recourse debt at June 30, 2009, reflected as a separate line item on our balance sheet, of US$502.5 million, and collateralized accounts receivable of US$478.7 million. US$210.9 million of this debt is non recourse and we have no actual obligation for such debt as debtor or guarantor, other than potential obligations under existing financial guarantees for the financed aircraft. The remaining US$291.6 million of debt is recourse to us as a result of pending equity contributions and is partially secured by a pledge of a deposit with a financial institution. The non-recourse and recourse debt is collateralized by the collateralized accounts receivable and by the financed aircraft and, as a result, we do not anticipate a net cash outflow related to our non-recourse debt in the future. These financing transactions do not materially affect our statement of income and cash flow data since the terms of the leases and the loans are substantially the same. See Notes 8, 9 and 31 to our 2008 consolidated financial statements incorporated by reference in this prospectus supplement on Form 6-K furnished to the SEC on September 24, 2009.

Off Balance Sheet Arrangements

For a discussion of our off-balance sheet arrangements at December 31, 2008, see “Item 5E. Off-Balance Sheet Arrangements” in our 2008 Form 20-F.

Trade in Obligations

In connection with the signing of a purchase agreement for new aircraft, we may provide trade-in options to its customers. These options provide a customer with the right to trade-in existing aircraft upon the purchase and acceptance of a new aircraft. At June 30, 2009, we have entered into a total of 15 trade-in aircraft options. Of these 15 trade-in options, 12 rights were exercised. Of these 12 aircraft, four were received by the fiscal year end of 2008 and the remaining eight were received in the first half of 2009. Our obligation to receive the remaining three aircraft as trade-ins is directly tied to contractual obligations with our customers regarding the physical delivery of certain new aircraft. As a result, we may be required to accept trade-ins at prices that are above the then-market price of the aircraft, which would result in a financial loss to us when we resell the aircraft. We continue to monitor all trade-in commitments in order to anticipate any adverse economic impact. Based on our current evaluation and on third parties appraisals, we believe that any aircraft accepted under trade-in may be sold or leased in the market without material losses.

Financial and Residual Value Guarantees

We have guaranteed the financial performance of a portion of the financing for, and the residual value of, some of our aircraft that have already been delivered. Financial guarantees are provided to financing parties to support a portion of the payment obligations of purchasers of our aircraft under their financing arrangements to mitigate default related losses. These guarantees are collateralized by the financed aircraft.

The following table provides quantitative data regarding guarantees we render to third parties. The maximum potential payments represent the worst-case scenario and do not necessarily reflect the results expected by us. Estimated proceeds from performance guarantees and underlying assets represent the anticipated values of assets we could liquidate or receive from other parties to offset our payments under guarantees.

Description	At December 31, 2008	At June 30, 2009
	(in millions of US$)	(in millions of US$)
Maximum financial guarantees	1,537.4	1,511.1
Maximum residual value guarantees	754.0	757.1
Mutually exclusive exposure (*)	(393.9)	(393.9)
Provisions and liabilities recorded	(27.4)	(26.3)

Off-balance sheet exposure	1,870.1	1,848.0
Estimated proceeds from performance guarantees and underlying assets	2,013.5	2,101.9

(*)	In the event both guarantees were issued for the same underlying asset, the residual value guarantees can only be exercised if the financial guarantees have expired without having been triggered, and therefore, their distinct effects have not been combined to calculate the maximum exposure.

Assuming all customers supported by financial guarantees defaulted on their aircraft financing arrangements, and also assuming we were required to pay the full aggregate amount of outstanding financial and residual value guarantees and we were not able to re-market any of the aircraft to offset our obligations, our maximum exposure under these guarantees (less provisions and liabilities) would have been US$1,848.0 million at June 30, 2009, which is, as demonstrated in the table above, backed by an expected proceeds from performances guarantees and underlying assets totaling US$2,101.9 million as of the same date. This amount represents the aggregate result of various deals and, on a case-by-case basis, we may face a short-fall from time to time. For further discussion of these off-balance sheet arrangements, see Note 17 of our condensed consolidated financial statements included in our report on Form 6-K, which was furnished to the SEC on September 24, 2009.

As discussed in Note 18 of the unaudited condensed consolidated financial statements included in our report on Form 6-K, at December, 2008 and June 2009, we maintained escrow deposits in the total amount of US$299.7 million and US$304.3 million, respectively, in favor of third parties for whom we have provided financial and residual value guarantees in connection with certain aircraft sales financing structures. If the guarantor of the debt (an unrelated third party) is required to pay the creditors of such financing arrangement or the residual value guarantee, the guarantor has the right to withdraw from the escrow account. Based on current estimates, we believe that the proceeds from the sale or lease of the covered aircraft (based on resale value as of June 30, 2009) and from other offsetting collections, such as cash deposits, would be US$2,101.9 million. The deposited amounts will be released when the financing contracts mature (from 2013 to 2021) if no default by the buyers of the aircraft occurs or the aircraft market price is above the residual value guarantee.

The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by us. In order to earn a better interest rate on such guarantee deposits, at June 30, 2009, we had invested part of the US$304.3 million deposited in escrow accounts in fourteen-year structured notes in a total amount of US$123.4 million with the depositary bank, which generated interest in the amount of US$3.8 million in the six-month period ended June 30, 2009, and since inception interest totaling US$34.2 million that, from time to time, was added to the principal amount and recognized in our consolidated statements of income. This yield enhancement was obtained through a credit default swap (CDS) transaction which provides to the note holder the right of early redemption of the note in case of a credit event by us. Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date. Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of, and/or moratorium on, the obligations above a specified threshold. Residual value guarantees typically ensure that, in the 15th year after delivery, the relevant aircraft will have a residual market value of the original sale price. Most of our residual value guarantees are subject to a cap and, therefore, in average our residual value guarantee exposure is limited to 18.0% of the original sale price. In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, we will bear the difference between the guaranteed residual value and the market value of the aircraft at the time of exercise. Our exposure is mitigated by the fact that the guaranteed party, in order to benefit from the guarantee, must make the aircraft meet specific return conditions.

We continually re evaluate our risk under our guarantees and trade in obligations based on a number of factors, including the estimated future market value of our aircraft based on third party appraisals, including information developed from the sale or lease of similar aircraft in the secondary market, and the credit rating of customers. See Note 17 to our unaudited condensed consolidated financial statements included in our report on Form 6-K, which was filed with the SEC on September 24, 2009, for a further discussion of these off-balance sheet arrangements.

Product Warranty Commitments

For information on our product warranty commitments, see Note 18C of our unaudited condensed consolidated financial statements included in our report on Form 6-K submitted on September 24, 2009.

Contractual Obligations

The following table and discussion provide additional disclosure regarding our material contractual obligations and commercial commitments as of June 30, 2009.

Contractual Obligations	Total		Less than 1 year		1 – 3 years		3 – 5 years		More than 5 years
	(in millions of US$)
Loans and interest	US$	2,449.3	US$	300.4	US$	1,421.4	US$	231.5	US$	496.0
Pension fund		146.5		19.1		28.3		28.3		70.8
Capital lease obligations		21.9		5.2		7.4		6.5		2.8
Operating leases		33.5		4.4		7.7		2.0		19.4
Purchase obligations		892.8		892.8		—		—		—
Non-recourse and recourse debt		502.5		137.1		16.4		210.2		138.8
Customer advances		1,488.7		1,160.2		297.7		29.7		1.1
Contribution from suppliers		65.2		—		53.8		1.3		10.1
Other liabilities		840.5		101.2		537.0		126.0		76.3

Total	US$	6,440.9	US$	2,620.4	US$	2,369.7	US$	635.5	US$	815.3

The above table shows each loan’s principal amount plus its forecasted interest until the maturity date. For the fixed rate loans, the interest expenses were calculated based on the rate established in each loan agreement. For the floating rate loans, the interest expenses were calculated based on a market forecast for each period (six- or twelve-month LIBOR), at June 30, 2009. This floating rate exposure is managed through derivative operations mentioned in “—Quantitative and Qualitative Disclosures about Market Risk.”

In addition, the above table does not reflect contractual commitments related to trade in options and financial and residual value guarantees discussed in “—Off Balance Sheet Arrangements” above. See “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to trade in options and financial and residual value guarantees that may require us to make significant cash disbursements in the future” included in our 2008 Form 20-F.

Purchase obligations consist of trade accounts payable and insurance payables.

Other liabilities include taxes and payroll charges payable in the total amount of US$477.9 million at June 30, 2009. The above table does not reflect any information about our derivative instruments, which are discussed more fully in “—Quantitative and Qualitative Disclosures About Market Risk,” below.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to various market risks, primarily related to potential loss arising from adverse changes in interest rates and foreign currency exchange rates. We have established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk. These procedures include the monitoring of our levels of exposure to each market risk, including an analysis based on forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities. We may also use derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce our exposure to exchange rate risk. The following sections address the significant market risks associated with our financial activities.

Interest Rate Risk

Our exposure to market risk for interest rate fluctuations principally relates to changes in the market interest rates of our U.S. dollar-denominated and real-denominated monetary liabilities, principally our short- and long-

term debt obligations. Increases and decreases in prevailing interest rates generally translate into increases and decreases in interest expense. Additionally, the fair values of interest rate-sensitive instruments are also affected by general market conditions.

Our short- and long-term debt obligations totaled US$1,817.2 million as of June 30, 2009 and were denominated in U.S. dollars, Brazilian reais, Euro and Chinese Yuan. Of the total amount of debt denominated in U.S. dollars, US$1,007.3 million, approximately US$548.4 million was fixed rate. The remaining floating rate U.S. dollar-denominated debt was indexed to six-month LIBOR. The total amount of our Brazilian reais-denominated debt, US$743.0 million at June 30, 2009, bears interest at a variable rate based on the TJLP. The TJLP was 6.00% per annum at June 30, 2009. For our Euro-denominated debt, totaling US$45.6 million, US$30.3 million was fixed rate and US$15.3 million was indexed to a variable rate based on the EURIBOR. We also have US$21.3 million in debt denominated in Chinese Yuan, bearing interest at a fixed interest rate.

The table below provides information about our short-term debt obligations as of June 30, 2009 that are sensitive to changes in interest rates and foreign currency exchange rates.

Short Term Debt	Weighted Average Interest Rate June 30, 2009	Total Amount Outstanding	Total Fair Value
	( % )	( in US$ millions )
U.S. dollars (LIBOR indexed)	2.51	45.3	54.6
U.S. dollars (fixed rate)	6.33	102.6	96.8
Reais (TJLP indexed)	8.45	676.9	676.9
Euro (fixed rate)	1.59	30.3	30.3
Euro (EURIBOR indexed)	2.76	15.3	15.3
Chinese Yuan	4.78	21.3	20.9

Total short-term debt		891.7	894.8

The table below provides information about our long term debt obligations as of June 30, 2009 that are sensitive to changes in interest rates and foreign currency exchange rates.

Long Term Debt	Weighted Average Interest Rate June 30, 2009	Total Amount Outstanding	2010	2011	2012	2013	2014 and thereafter	Total Fair Value
	( in US$ millions )
U.S. dollars (LIBOR indexed)	2.51%	413.6	12.9	275.9	93.4	11.7	19.7	406.5
U.S. dollars (fixed rate)	6.33	445.8	42.2	0.1	0.2	0.1	403.2	404.2
Reais (TJLP indexed)	8.45	66.1	8.4	16.5	15.0	15.0	11.3	66.1
Euro (EURIBOR indexed)	2.76

Total long-term debt		925.5	63.5	292.5	108.5	26.8	434.2	876.8

In order to manage our interest rate risk on our monetary liabilities, we have entered into a number of swaps, which effectively convert US$120.0 million of our floating interest rate U.S. dollar-denominated debt into U.S. dollar fixed interest rate denominated obligations. These swaps did not affect the maturity or amortization schedule of our existing debt. These swaps are not accounted for as hedging transactions under U.S. GAAP. Nevertheless, these swaps are recorded at fair value on our balance sheet, and we recognized an unrealized loss of US$7.7 million as of June 30, 2009 as part of interest income (expense), net. For further information about the terms of these swap transactions, including notional amount, maturity date and fair value gains and losses, see Notes 14 and 16 to our unaudited condensed consolidated financial statements, included in our report on Form 6-K submitted on September 24, 2009.

We do not currently have any derivative instruments that limit our exposure to changes in the TJLP because we believe that the short-term natures on this exposure, combined with the relatively low volatility of the TJLP, is unlikely to have a material effect on our company.

The table below provides information about our short term debt obligations as of June 30, 2009, after considering the effects of the above mentioned derivative transactions.

Short Term Debt	Weighted Average Interest Rate June 30, 2009	Total Amount Outstanding	Total Fair Value
	( % )	(in US$ millions)
U.S. dollars (LIBOR indexed)	2.46	19.4	26.6
U.S. dollars (fixed rate)	6.26	128.5	124.8
Reais (TJLP indexed)	8.45	676.9	676.9
Euro (fixed rate)	1.59	30.3	30.3
Euro (EURIBOR indexed)	2.76	15.3	15.3
Chinese Yuan	4.78	21.3	20.9

Total short-term debt		891.7	894.8

The table below provides information about our long term debt obligations as of June 30, 2009, after considering the effects of the above-mentioned derivative transactions.

Long Term Debt	Weighted Average Interest Rate June 30, 2009	Total outstanding Amount	2010	2011	2012	2013	2014 and thereafter	Total Fair Value
	%		(in US$ millions)
U.S. dollars (LIBOR indexed)	2.46	319.1	0.1	250.3	67.8	0.3	0.5	318.6
U.S. dollars (fixed rate)	6.26	540.3	55.0	25.7	25.7	11.5	422.4	492.0
Reais (TJLP indexed)	8.45	66.1	8.4	16.5	15.0	15.0	11.3	66.1
Euro (EURIBOR indexed)	2.76

Total long-term debt		925.5	63.5	292.5	108.5	26.8	434.2	876.8

We also maintain a derivative transaction in connection with our recourse and non-recourse debt, through which we have converted fixed rate (recourse and non-recourse debt) into floating rate debt. As of June 30, 2009, the notional amount of this transaction totaled US$181.8 million, and we had recognized an unrealized gain of US$15.4 million on this transaction. Please see notes 14 and 16 to our unaudited condensed consolidated financial statements, included in our report on Form 6-K submitted on September 24, 2009.

Foreign Currency Risk

In managing our foreign currency risk, we focus on balancing our non-U.S. dollar-denominated assets against our non-U.S. dollar-denominated liabilities plus shareholders’ equity in relation to our forecasts of future cash flows. Beyond the foreign currency exposure related to our debt obligations as summarized above, we also have other assets and liabilities denominated in currencies other than the U.S. dollar. These monetary assets and liabilities are primarily cash and cash equivalents, accounts receivable and payable, deferred income taxes, dividends and certain other assets and liabilities and are primarily denominated in Brazilian reais. The effects on such assets and liabilities of the appreciation or devaluation of other foreign currencies against the U.S. dollar result in foreign exchange gains (losses) recognized as interest income (expense), net. The translation gains and losses arising from the remeasurement of our financial statements to US dollars are recognized on our Statement of Income as foreign exchange gain (loss), net.

In addition, due to the fact that nearly 20% of our expenses are denominated in reais, we incur increases and decreases in our margins in accordance with foreign exchange movements that may occur in the real/U.S. dollar exchange rate. In managing this risk we may enter into non-deliverable forward transactions to protect future cash flow. As of June 30, 2009, we were party to no such transactions.

The table below provides information about our assets and liabilities exposed to foreign currency risk as of June 30, 2009.

	Total Outstanding Amount	Outstanding Amount by Year of Maturity
		2009	2010	2011	2012	2013	Thereafter	Total Fair Value
	(in millions of US$)
ASSETS
Cash and cash equivalents
In Reais	40.6	40.6	—	—	—	—	—	40.6
In Euro	51.0	51.0	—	—	—	—	—	51.0
In CNY	15.8	15.8	—	—	—	—	—	15.8
Investments and temporary cash investments
In Reais	809.2	809.2	—	—	—	—	—	809.2
Trade accounts receivable
In Reais	98.1	98.1	—	—	—	—	—	98.1
In Euro	93.2	93.2	—	—	—	—	—	93.2
Deferred income tax assets
In Reais	283.7	138.4	117.0	18.3	5.0	2.3	2.7	283.7
In Euro	0.6	0.6	—	—	—	—	—	0.6
In CNY	2.0	2.0	—	—	—	—	—	2.0
Other assets
In Reais	136.7	123.0	13.7	—	—	—	—	136.7
In Euro	28.0	8.0	20.0	—	—	—	—	28.0
In CNY	15.0	15.0	—	—	—	—	—	15.0
Total Assets in Reais	1,368.3	1,209.3	130.7	18.3	5.0	2.3	2.7	1,368.3
Total Assets in Euro	172.8	152.8	20.0	—	—	—	—	172.8
Total Assets in CNY	32.8	32.8	—	—	—	—	—	32.8

LIABILITIES
Loans
In Reais	743.0	676.8	8.4	16.5	15.0	15.0	11.3	743.0
In Euro	45.6	45.6	—	—	—	—	—	45.6
In CNY	21.3	21.3	—	—	—	—	—	20.9
Accounts payable to suppliers
In Reais	33.6	33.6	—	—	—	—	—	33.6
In Euro	36.2	36.2	—	—	—	—	—	36.2
Customer advances
In Reais	66.3	66.3	—	—	—	—	—	66.3
Other accounts payable & accrued liabilities
In Reais	132.0	129.0	3.0					132.0
In Euro	52.9	43.0	9.9					52.9
In CNY	15.0	15.0	—	—	—	—	—	15.0

	Total Outstanding Amount	Outstanding Amount by Year of Maturity
		2009	2010	2011	2012	2013	Thereafter	Total Fair Value
		(in US$ millions)
Taxes and payroll charges payable
In Reais	465.3	24.9	409.4	23.9	3.5	2.3	1.3	465.3
In Euro	6.3	6.3	—	—	—	—	—	6.3
In CNY	0.8	0.8	—	—	—	—	—	0.8
Accrued taxes on income
In Reais	1.8	1.8	—	—	—	—	—	1.8
In Euro	12.5	12.5	—	—	—	—	—	12.5
In CNY	0.3	0.3	—	—	—	—	—	0.3
Deferred income tax liabilities
In Reais	122.7	13.6	18.7	19.7	19.7	16.9	34.1	122.6
In Euro	6.6	6.6	—	—	—	—	—	6.6
Accrued dividends
In Reais	1.0	1.0	—	—	—	—	—	1.0
Contingencies
In Reais	52.1	25.5	21.5	3.3	0.9	0.4	0.5	52.1
In Euro	0.8	0.2	0.6	—	—	—	—	0.8
Total liabilities in Reais	1,617.8	972.5	461.0	63.4	39.1	34.6	47.2	1,617.8
Total liabilities in Euro	160.9	150.4	10.5	—	—	—	—	161.0
Total liabilities in CNY	37.4	37.4	—	—	—	—	—	37.4
Total exposure in Reais	(249.5)	236.8	(330.3)	(45.1)	(34.1)	(32.3)	(44.5)	(249.4)
Total exposure in Euro	11.9	2.4	9.5	—	—	—	—	11.9
Total exposure in CNY	(4.6)	(4.6)	—	—	—	—	—	(4.6)
DERIVATIVE INSTRUMENTS
Cross-currency interest rate swap contracts (US$ Floating v. US$ Fixed)
Notional amount	120.0	12.6	25.6	25.6	25.6	11.4	19.2	(7.7)
Average interest paid in US$	5.93%
Average interest received in US$	Libor + 1.26%
Swap (fixed interest into variable interest (US$)
Notional amount	181.7	3.9	8.9	9.3	9.8	10.4	139.40	15.4
Average interest received in US$	5.96%
Average interest paid in US$	Libor + 1.26%
Net exposure of assets/liabilities
—In Reais	(249.5)	236.8	(330.3)	(45.1)	(34.1)	(32.3)	(44.5)
—In Euro	11.9	2.4	9.5	—	—	—	—
—In CNY	(4.6)	(4.6)	—	—	—	—	—

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the headings “Description of Debt Securities” and “Description of the Guarantees.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In this description, and in the related sections entitled “Description of Debt Securities” and “Description of the Guarantees” in the accompanying prospectus, references to “Embraer” mean Embraer—Empresa Brasileira de Aeronautica S.A. only and do not include Embraer Overseas or any of Embraer’s other subsidiaries or affiliated companies. References to the notes include both the notes and the guarantees of the notes, except where the context indicates otherwise.

These descriptions are a summary of the material terms of the notes and an indenture among Embraer Overseas, Embraer, as guarantor, The Bank of New York Mellon, as trustee, including a supplement to that indenture concerning the notes. This summary does not restate the terms of the notes or the indenture in their entirety. We urge you to read the notes and the indenture because they, and not this description, define your rights as investors. You can obtain a copy of the forms of the indenture, the supplemental indenture and the notes by contacting us as described in the accompanying prospectus under “Where You Can Find More Information.”

General

The notes:

—	will be a series of the debt securities described in the accompanying prospectus;

—	will be senior unsecured unsubordinated obligations of Embraer Overseas;

—

will initially be limited to an aggregate principal amount of US$500,000,000 million (subject to the rights of Embraer Overseas to issue additional notes of this series as described under “—Further Issuances”);

—	will mature at 100% of their principal amount on January 15, 2020;

—	will be issued in denominations of US$1,000 and integral multiples thereof;

—	will be represented by one or more registered notes in global form and may be exchanged for notes in certificated form only in limited circumstances; and

—	will initially be unconditionally guaranteed on a senior unsecured basis by Embraer.

Interest on the notes:

—	will accrue at the rate of 6.375% per annum;

—	will accrue from the date of issuance or from the most recent interest payment date;

—	will be payable in cash semi-annually in arrears on April 8 and October 8 of each year (and on January 15, 2020), commencing on April 8, 2010;

—	will be payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment dates; and

—	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, and interest (including additional interest, if any) and any additional amounts on, the notes will be payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notes will be registrable at the office of the trustee and registrar and at the offices of the transfer agents. If and for so long as the notes are listed on the New York Stock Exchange and the rules of that securities exchange will so require, Embraer Overseas and Embraer will maintain a paying agent and transfer agent in New York.

Embraer Guarantees

Embraer will unconditionally guarantee Embraer Overseas’s payment obligations under the notes and the indenture. The guarantees will constitute direct, senior unsecured obligations of Embraer.

Ranking

The notes will constitute direct senior unsecured obligations of Embraer Overseas. The notes will rank at least pari passu in priority of payment with all other existing and future senior unsecured indebtedness of Embraer Overseas.

At June 30, 2009, Embraer Overseas had US$388.7 million of debt outstanding, which is the aggregate principal amount outstanding of the 6.375% Guaranteed Notes due 2017.

The obligations of Embraer under the guarantees will rank:

—	equal in right of payment to all other existing and future senior, unsecured debt of Embraer subject to certain statutory preferences under applicable law, including labor and tax claims;

—	senior in right of payment to Embraer’s subordinated debt; and

—

effectively subordinated to debt and other liabilities (including subordinated debt and trade payables) of Embraer’s subsidiaries, to secured debt of Embraer to the extent of such security, and to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs. See “Risk Factors—Risks Relating to the Notes—Payments on the notes and the guarantee will be junior to any secured debt obligations of Embraer Overseas and Embraer, as the case may be, and effectively junior to debt obligations of Embraer’s subsidiaries.”

At June 30, 2009, on a consolidated basis, Embraer had US$1,817.2 million of debt outstanding, US$201.4 million of which was secured debt and US$659.0 million of which was debt of Embraer’s subsidiaries. In addition, at June 30, 2009, Embraer had off-balance sheet exposure of US$1,848.0 million relating to financial guarantees, repurchase obligations and trade-in and warranty commitments. A portion of the net proceeds from this offering may be used to repay outstanding debt of Embraer and its subsidiaries. See “Use of Proceeds.”

Certain of Embraer’s operations are, and in the future may be, conducted through its subsidiaries, which subsidiaries may issue debt without any limitation or restrictions.

Redemption and Repurchase

The notes will not be redeemable prior to maturity, except as described below.

Optional Tax Redemption

Subject to the limitations and exceptions described in “Description of Debt Securities – Optional Tax Redemption” in the accompanying prospectus, Embraer Overseas will have the option to redeem, in whole but not in part, the notes, upon giving not less than 30 nor more than 60 days’ notice to the holders, at 100% of the principal amount thereof, plus accrued interest and any additional amounts payable with respect thereto where as a result of a change in or amendment occurring after the date of this prospectus supplement to the laws of the Cayman Islands or Brazil or any political subdivision or taxing authority thereof or therein (or rules and regulations thereunder or the official interpretation, administration or application thereof), we would be required to pay additional amounts as described in “Description of Debt Securities – Payment of Additional Amounts” in the accompanying prospectus in excess of those attributable to Cayman Islands or Brazilian withholding tax on the basis of a statutory rate of 15%. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which Embraer Overseas or Embraer, as the case may be, would be obligated to pay such additional amounts if a payment in respect of such notes were then due. Prior to the publication or mailing of any notice of redemption of the notes as described above, Embraer Overseas must deliver to the trustee an officers’ certificate to the effect that the obligations of Embraer Overseas or Embraer, as the case may be, to pay additional amounts cannot be avoided by Embraer Overseas or Embraer taking reasonable measures available to it. Embraer Overseas will also deliver an opinion of an independent external legal counsel of recognized standing stating that Embraer Overseas or Embraer, as the case may be, would be obligated to pay additional amounts due to the changes in tax laws or regulations. The trustee will accept this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth above, in which event it will be conclusive and binding on the holders.

Optional Redemption With Make-Whole Amount

The notes will be redeemable, at the option of Embraer Overseas, in whole or in part, upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued interest (including additional interest, if any), and any additional amounts, on the principal amount of the notes to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Embraer Overseas.

“Comparable Treasury Price” means, with respect to any redemption date (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Deutsche Bank Securities, Inc. and Morgan Stanley & Co. Incorporated or their affiliates which are primary United States government securities dealers and no less than two other leading primary United States government securities dealers in New York City reasonably designated by Embraer Overseas; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “primary treasury dealer”), Embraer Overseas will substitute therefor another primary treasury dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

Open Market Purchases

Embraer Overseas, Embraer or their affiliates may at any time purchase notes in the open market or otherwise at any price. Any such purchased notes may be cancelled or resold, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, Embraer Overseas or Embraer will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Payments

Embraer Overseas and Embraer (as guarantor) will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

Embraer Overseas will make payments of principal upon surrender of the relevant notes at the specified office of the trustee or any of the paying agents. Payments of principal and interest in respect of each note will be made by the trustee and the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of the trustee, the Company or any paying agent not less than 10 business days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City.

All payments by Embraer Overseas or Embraer in respect of the notes or the related guarantees, as the case may be, including, without limitation, additional interest, if any, will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of a similar nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of Brazil or the Cayman Islands or any political subdivision or authority of or in Brazil or the Cayman Islands having power to tax, unless such withholding or deduction is required by law, except under certain specified circumstances contained in the indenture. See “Description of Debt Securities—Payment of Additional Amounts.” No commissions or expenses will be charged to the holders in respect of such payments.

Subject to applicable law, the trustee and the paying agents will pay to Embraer Overseas or Embraer, as applicable, upon request any monies held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to Embraer Overseas and Embraer for payment as general creditors. After the return of such monies by the trustee or the paying agents to Embraer Overseas or Embraer, as applicable, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Defeasance and Discharge

Full defeasance and discharge and covenant defeasance and discharge, as described in the accompanying prospectus, will apply to the notes, provided that Embraer or Embraer Overseas, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the notes, money or U.S. government or U.S. government agency debt securities or bonds or a combination thereof that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest and any other payments, including additional amounts, on the notes on their maturity date. In the case of full defeasance, Embraer’s guarantee will terminate. See “Description of Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting the ability of Embraer Overseas and Embraer to incur liens and merge with other entities. You should read the information under the heading “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs and is not cured or waived. “Events of default” with respect to the notes are defined to include: (i) certain failures by Embraer Overseas, Embraer or its subsidiaries to make payment on principal (including premium, if any) and interest of the notes; (ii) failure by Embraer Overseas, Embraer or its subsidiaries to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods; (iii) failure by Embraer Overseas or Embraer or its subsidiaries to make payment at maturity of indebtedness in a total aggregate principal amount of US$50 million or more or the acceleration of maturity of indebtedness of Embraer Overseas, Embraer or its subsidiaries in a total aggregate principal amount of US$50 million or more; (iv) final judgments or decrees for payment of money in excess of US$50 million are not paid by Embraer Overseas, Embraer or its subsidiaries; (v) commencement by Embraer Overseas, Embraer or its significant subsidiaries of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings; (vi) a final judgment determining the guarantees of such debt securities to be unenforceable or invalid; and (vii) occurrence of certain illegality events. These events of default are described in detail under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Further Issuances

Embraer Overseas reserves the right to issue, from time to time, without the consent of the holders of the notes, additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

The following description of the operations and procedures of DTC supplements the description contained under the heading “Legal Ownership of Debt Securities” in the accompanying prospectus and is provided to you solely as a matter of convenience. You should read this section in conjunction with the information provided in the accompanying prospectus. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. Embraer Overseas and Embraer take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

Embraer Overseas and the trustee will make an application to DTC for acceptance in its book-entry settlement system of the notes, which will be in global form. The notes will be deposited with the trustee, as custodian, for the nominee of DTC. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in DTC.

Ownership of beneficial interests in the notes will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

—	upon deposit of the notes with DTC’s custodian, DTC will credit portions of the principal amount of the notes to the accounts of the DTC participants designated by the underwriters; and

—

ownership of beneficial interests in the notes will be shown on, and transfer of ownership of those interests will be effected only through records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

As long as DTC or its nominee is the registered holder of the notes, DTC or its nominee will be considered the sole owner and holder of the notes for all purposes under the indenture and the notes. Except as described above, if you hold a book-entry interest in the notes in global form, you:

—	will not have notes registered in your name;

—	will not receive physical delivery of notes in certificated form; and

—	will not be considered the registered owner or holder of an interest in the notes under the indenture or the notes.

As a result, each investor who owns a beneficial interest in the notes must rely on the procedures of DTC to exercise any rights of a holder under the indenture (and, if the investor is not a participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of the principal of, and interest on, the notes registered in the name of DTC’s nominee will be to the order of its nominee as the registered owner of such notes. It is expected that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the notes as shown on the records of DTC or the nominee. Embraer Overseas also expects that payments by DTC participants to owners of beneficial interests in the notes held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC participants. None of Embraer Overseas, Embraer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including, without limitation, the presentation of notes for exchange as described above) only at the direction of one or more participants in whose account with DTC interests in notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, in the circumstances described below, DTC will surrender the notes for exchange for individual definitive notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC is available to others, such as banks, securities brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly.

The foregoing information about DTC has been provided for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Embraer Overseas, nor the trustee nor any of the trustee’s agents will have any responsibility for the performance by DTC or its respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

While a note in global form is lodged with DTC or the custodian, notes represented by individual certificated form will not be eligible for clearing or settlement through DTC.

Notes in Certificated Form

Registration of title to notes in a name other than DTC or its nominee will not be permitted unless (i) DTC has notified us that it is unwilling or unable to continue as depositary for the notes in global form or the depositary ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days or (ii) Embraer Overseas decides in its sole discretion to allow some or all book-entry notes to be exchangeable for notes in certificated form in registered form. In such circumstances, Embraer Overseas will cause sufficient notes in certificated form to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to notes in certificated form may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the securities registrar and we may require to complete, execute and deliver such notes in certificated form.

If Embraer Overseas issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the trustee, registrar or at the offices of the transfer agents. Embraer Overseas will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Regarding the Trustee

We may maintain banking relationships in the ordinary course of business with the trustee.

Governing Law

The indenture, the notes and the guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

Embraer Overseas and Embraer will submit to the non-exclusive jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes, the guarantees and the indenture. Each of Embraer Overseas or Embraer has appointed National Registered Agents, 875 Avenue of the Americas, Suite 501, New York, NY 10001, as its authorized agent upon which process may be served in any such action.

CERTAIN MATERIAL TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes certain material Cayman Islands, Brazilian and United States federal income tax considerations relating to your ownership and disposition of notes. This discussion does not purport to be a complete analysis of all material tax considerations in the Cayman Islands, Brazil and the United States and does not address tax treatment of holders of notes under the laws of other countries. Holders of notes who are resident in countries other than the Cayman Islands, Brazil or the United States, along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any notes under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman islands laws, payments of interest and principal on the notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the notes, nor will gains derived from the disposal of the notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

Stamp duty is payable in respect of the issue of the notes if the notes are executed in or otherwise brought into the Cayman Islands, e.g. for enforcement purposes. An instrument of transfer in respect of a note is stampable if executed in or brought into the Cayman Islands.

Embraer Overseas has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

(1999 Revision)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concession Law (1999 Revision), the Governor in Cabinet undertakes with Embraer Overseas Limited (the “Company”).

1.	that no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (1999 Revision).

3.	these concessions shall be for a period of twenty years from 17 October 2006.

Material Brazilian Tax Considerations

The following discussion is a general description of certain Brazilian tax aspects of the notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003. Since the notes will be issued abroad and will be listed on the New York Stock Exchange, we believe that the notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil.

As a result, gains recognized by a Non-Brazilian Holder from the sale or other disposition of the notes to (i) a non-resident of Brazil in case the courts determine that the notes are considered assets located in Brazil or (ii) a resident of Brazil, will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a country or location which does not impose income tax or which imposes it at a maximum rate lower than 20% (“Low or Nil Tax Jurisdiction”).

Additionally, on June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime”, considered as such the tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; or (iii) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the new concept of “privileged tax regime” should be solely applied for purposes of transfer pricing rules in export and import transactions. However, due to the recent enactment of this Law, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction.

As a rule, a Non-Brazilian Holder is taxed in Brazil when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Because Embraer Overseas is considered for tax purposes as domiciled abroad, payments of interest or principal under the notes made by Embraer Overseas to a Non-Brazilian Holder are not subject to withholding taxes in Brazil, as long as such payments are made with funds held by such entity abroad.

Generally, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of 25%. Thus, if Embraer, as guarantor, has to make any payments of interest under the notes, such payments will be taxed at a rate not exceeding 25%.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by Embraer to Non-Brazilian Holders. Although the argument that such payments made by Embraer do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position and it is not possible to assure that such argument would prevail in court.

In addition, conversion of Brazilian currency into foreign currency, as well as the conversion of foreign currency into Brazilian currency, are subject to the Tax on Foreign Exchange Transactions (“IOF/Exchange”). Currently, the applicable rate of IOF/Exchange for most foreign exchange transaction is 0.38%, although other rates which vary from zero per cent to 5.38% may be applicable to particular transactions. In any case, the Brazilian federal government may increase such rate up to 25%, but only with respect to future transactions.

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Material United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of notes by a U.S. Holder (as defined below). The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

This summary deals only with initial purchasers of notes at their issue price that are U.S. Holders and that will hold the notes as “capital assets” (generally, assets held for investment). The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (including, without limitation, brokers, dealers in securities or currencies, financial institutions, mutual funds, regulated investment companies, qualified retirement plans or other tax-deferred accounts, insurance companies, tax-exempt entities, traders that elect mark to market treatment, investors subject to the alternative minimum tax, investors that have a “functional currency” other than the U.S. dollar, or investors that hold their notes as part of a hedge, straddle or conversion transaction).

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION PURPOSES ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership that holds notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their own tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of notes by the partnership.

Payments of Interest

Interest on a note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for tax purposes. Interest paid on the notes constitutes income from sources outside the United States, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, interest paid on the notes generally will constitute “passive category income.”

Disposition of the Notes

A U.S. Holder generally will recognize gain or loss on the sale, exchange, or other taxable disposition of a note equal to the difference between the amount realized on the sale, exchange, or other taxable disposition and the tax basis of the note. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. A U.S. Holder’s tax basis in a note generally will be its U.S. dollar cost. Any gain or loss recognized upon the sale, exchange, or other taxable disposition of a note by a U.S. Holder generally will be U.S. source capital gain or loss, and will be treated as long-term capital gain or loss if, at the time of the sale, exchange, or other taxable disposition, the U.S. Holder held the note for more than one year. A U.S. Holder may not be able to claim a foreign tax credit for any Brazilian tax imposed upon such sale, exchange, or other taxable disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from sources outside the United States. Long-term capital gains recognized by an individual U.S. Holder generally are subject to U.S. federal income taxation at preferential rates. Capital gains of a corporate U.S. Holder generally are taxable at the regular rates applicable to corporations. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

Payments of principal, and interest on, and the proceeds of sale, exchange, or other disposition of, notes by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding (currently at a 28% rate) may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to these information reporting and backup withholding requirements. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF NOTES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

UNDERWRITING

Embraer, Embraer Overseas and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, Embraer Overseas has agreed to sell to each underwriter, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	US$	250,000,000
Morgan Stanley & Co. Incorporated.	US$	250,000,000

Total	US$	500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters have advised us that they propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price.

Embraer and Embraer Overseas have jointly and severally agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be US$927,900 and will be payable by us.

New Issue of Notes

There is currently no public trading market for the notes. We will apply to list the notes on the New York Stock Exchange, however we cannot provide any assurance that our listing application will be approved. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may make an offer of notes to the public in that Relevant Member State at any time:

(i)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The filing of a securities registration statement under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan with respect to the solicitation for the purchase of the notes has not been and will not be made, pursuant to an exemption under Article 2, Paragraph 3, Item 2, Sub-Item A of the Financial Instruments

and Exchange Law of Japan. Pursuant to the Financial Instruments and Exchange Law of Japan, transfer of the notes will be restricted to “qualified institutional investors” (TEKIKAKU-KIKAN-TOSHIKA) as defined under Article 2, Paragraph 3, Item 1 of the Financial Instruments and Exchange Law of Japan. The holders of the notes agree not to sell or otherwise dispose of the notes except to another qualified institutional investor. When a holder of the notes sells the notes to another qualified institutional investor, it must provide written notice to such qualified institutional investor stating the same herein prior to or simultaneous with such transfer.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) the transfer is by operation of law.

United Arab Emirates

Notice to Prospective Investors in the United Arab Emirates (Excluding the Dubai International Financial Centre)

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of securities in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Notice to Prospective Investors in the Dubai International Financial Centre

This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. For the avoidance of doubt, the notes are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. l of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

Brazil

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell the notes publicly (as defined for purposes of the securities laws of Brazil) in Brazil.

Cayman Islands

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell the notes to members of the public in the Cayman Islands and that it has not and will not make any invitation to the public in the Cayman Islands to subscribe for the notes in the Cayman Islands.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services for us and our affiliates, hedging services and other commercial dealings in the ordinary course of business. Deutsche Bank or its affiliates has extended an advanced guarantee and performance bond to the Company in the amount of US$93 million.

Settlement

We expect that delivery of the notes will be made to investors on or about October 8, 2009, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

EXPENSES RELATING TO THE GLOBAL OFFERING

We estimate that the expenses in connection with the global offering, other than underwriting discounts, commissions and fees, will be as follows:

Expenses	Amount	Percentage of net proceeds of the global offering
	(In US$)	(%)
SEC registration fee	27,900		*
Printing and engraving expenses	50,000		*
Legal fees and expenses	300,000		*
Accountant fees and expenses	450,000		*
Miscellaneous costs and “road show” expenses	100,000		*

Total	927,900	0.19%

*	Less than 0.1%

All amounts in the table are estimates.

LEGAL MATTERS

The validity of the notes, including the guarantees, under the law of the state of New York and the U.S. federal laws, will be passed upon for Embraer Overseas and Embraer by Skadden, Arps, Slate, Meagher & Flom LLP, New York, N.Y., and for the international underwriters by Simpson Thacher & Bartlett LLP, New York, N.Y. Certain legal matters of Brazilian law relating to the notes and the guarantees will be passed upon for Embraer Overseas and Embraer by Dr. Flávio Rímoli, Senior Vice President and General Counsel of Embraer, and for the international underwriters by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, S.P., Brazil. Certain matters of Cayman Islands law relating to the notes will be passed upon by Walkers, Cayman Islands counsel for Embraer Overseas and Embraer.

EXPERTS

The consolidated financial statements for the year ended December 31, 2006, incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on September 24, 2009 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, effective as of January 1, 2009 as discussed in Note 2 to the consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given on the authority of such firm as expert in auditing and accounting.

The consolidated financial statements incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on September 24, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2008 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes for the years ended December 31, 2008 and 2007, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

List of Subsidiaries of Embraer—Empresa Brasileira de Aeronáutica S.A.

Name	Jurisdiction of Incorporation
Embraer Aircraft Holding, Inc—EAH	Delaware, U.S.A.
Embraer Aircraft Customer Services, Inc.—EACS	Florida, U.S.A.
Embraer Aircraft Maintenance Services, Inc.—EAMS	Delaware, U.S.A.
Embraer Services, Inc.—ESI	Delaware, U.S.A.
Embraer Executive Jet Service, LLC	Delaware, U.S.A.
Embraer Executive Aircraft, LLC	Florida, U.S.A.
Embraer Training Services—ETS	Delaware, U.S.A.
Embraer CAE Training Services—ECTS	Delaware, U.S.A.
Indústria Aeronáutica Neiva Ltda.	Brazil
ELEB Equipamentos Ltda.	Brazil
Eleb Aerospace Inc.	Delaware, USA
Embraer GPX S.A.	Brazil
Embraer Aviation Europe—EAE	France
Embraer Aviation International—EAI	France
Embraer Europe SARL	France
Embraer Australia Pty Ltd.	Australia
Embraer Credit Ltd.—ECL	Delaware, U.S.A.
Embraer Representations, LLC—ERL	Delaware, U.S.A
Harbin Embraer Aircraft Industry Company, Ltd.—HEAI	China
Embraer Spain Holding Co., SL—ESH	Spain
ECC Investment Switzerland AG	Switzerland
ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
Embraer Finance Ltd.—EFL	Cayman Islands, BWI
Embraer Merco S/A—EMS	Uruguay
Embraer Overseas Limited	Cayman Islands, BWI
Air Holding SGPS, S.A.	Portugal
OGMA—Ind. Aeronáutica de Portugal S.A.	Portugal
Listral—Estruturas Aeronáuticas S.A.	Portugal
ECC Leasing Company Ltd.	Ireland
Canal Investments LLC	Delaware, U.S.A.
ECC do Brasil Cia de Seguros	Brazil
Embraer Asia Pacific Pte-Limited—EAP	Singapore
Embraer Portugal—SGPS, S.A.*	Portugal
Embraer Portugal Estruturas Metálicas S.A.*	Portugal
Embraer Portugal Estruturas em Compósito S.A.*	Portugal
Embraer CAE Training Services (UK) Ltd.	England

*	Shares of these subsidiaries are not fully paid-in.

PROSPECTUS

Embraer Overseas Limited

Debt Securities

Guaranteed by

Embraer–Empresa Brasileira de Aeronáutica S.A.

Embraer Overseas Limited may offer from time to time debt securities guaranteed by Embraer–Empresa Brasileira de Aeronáutica S.A. An accompanying prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Investing in the securities involves risks. See “Risk Factors” in our reports that are incorporated by reference in this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

September 24, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC”, using a “shelf” registration process. Under this shelf process, in one or more offerings, Embraer Overseas Limited may sell debt securities guaranteed by Embraer–Empresa Brasileira de Aeronáutica S.A.

This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Embraer Overseas” are to Embraer Overseas Limited, and references to “Embraer” are to Embraer–Empresa Brasileira de Aeronáutica S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. Terms such as “we,” “us” and “our” generally refer to one or both of Embraer and Embraer Overseas, as the context may require. References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to the “prospectus” are to this prospectus and the applicable prospectus supplement taken together. References to “U.S. dollars” and “US$” or “$” are to the lawful currency of the United States and references to “real,” and “reais” and “R$” are to the lawful currency of Brazil.

You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events, industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our markets;

•	the effects of the current world economic crisis on global and Brazilian economic and market conditions;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•	the effects of key customers canceling, modifying and/or rescheduling contractual orders;

•	the effect of changing priorities or reductions in the Brazilian government or international government defense budgets on our revenues;

•

continued successful development and marketing of the EMBRAER 170/190 jet family, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 600, Legacy 450 and Legacy 500) and our defense aircraft;

•	our level of indebtedness;

•	anticipated trends in our industry, including but not limited to the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•	our short- and long-term outlook for the 30-120 seat commercial airline market;

•	our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	the impact of volatile fuel prices and the airline industry’s response;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation;

•	our relationship with our workforce;

•	effect of any catastrophic event on our reputation and image; and

•	other factors discussed in the documents incorporated by reference in this prospectus, including under the heading “Risk Factors.”

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the documents incorporated by reference in this prospectus might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors such as those risks described in the documents incorporated in this prospectus by reference or any accompanying prospectus supplement, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Brazil

Embraer is a corporation organized under the laws of Brazil. Substantially all of its directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil or elsewhere outside the United States, and all or a significant portion of our assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or to enforce against us or them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Embraer has been advised by Dr. Flavio Rimoli, General Counsel of Embraer, that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior de Tribunal Justiça). This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

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the judgment was issued by a competent court after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of a party’s absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment was authenticated by a Brazilian consulate in the State of New York;

•	the judgment was translated into Portuguese by a certified sworn translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

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civil actions may be brought before Brazilian courts in connection with the prospectus based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Embraer or Embraer Overseas (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action); and

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the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian bankruptcy, insolvency, liquidation, reorganization or similar laws. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

Cayman Islands

Embraer Overseas is a company with limited liability incorporated under the laws of the Cayman Islands. As a result, it may not be possible for investors to effect service of process upon Embraer Overseas within the

United States or other jurisdictions outside the Cayman Islands or to enforce against Embraer Overseas judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Embraer Overseas has been advised by its Cayman Islands counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over the defendant according to Cayman Islands conflict of law rules. To be so enforced, the foreign judgment must be final and for a liquidated sum not in respect of taxes or a fine or penalty or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a like manner, and is not of a kind the enforcement of which is contrary to natural justice, statute or the public policy of the Cayman Islands. It is not settled whether the courts of the Cayman Islands will:

•	recognize or enforce judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States or any state thereof; or

•	in original actions brought in the Cayman Islands, impose liabilities based upon the civil liability provisions of the federal securities laws of the United States or any state thereof,

in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

EMBRAER–EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

We are one of the leading manufacturers of commercial aircraft in the world, based on 2008 net sales of commercial aircraft, with a diversified, global customer base. Our focus is achieving customer satisfaction with a range of products addressing the commercial airline, defense and executive jet markets. We are also the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and we sell aircraft to military forces in Europe, Asia and Latin America.

We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a publicly-held company that produces aircraft for commercial aviation, executive jet and defense purposes. Through our evolution, we have acquired, obtained, developed and enhanced our engineering and technological capabilities through our own development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects. We have applied these capabilities, gained from our defense business, to develop our commercial and executive aviation business.

Drawing upon the design of the EMB 120 Brasília, a high performance, pressurized turboprop commercial aircraft, and the jet technology acquired in our development of a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial use. This family is comprised of three aircraft, which seat up to 37, 44 and 50 passengers, respectively. The first member of the ERJ 145 family, the ERJ 145, was certified in 1996. We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to address the aircraft market’s trend towards larger, higher volume and longer range jets. The first member of this family, the Embraer 170, was certified in February 2004; and the Embraer 175, the Embraer 190 and the Embraer 195 were certified in December 2004, August 2005 and June 2006, respectively.

We are the leading supplier of defense aircraft for the Brazilian Air Force (based on number of aircraft sold since 1970) and we also sell aircraft to military forces in Europe, Asia and Latin America. For the defense market, we also offer a line of intelligence, surveillance and reconnaissance aircraft—each based on the ERJ 145 regional jet platform—and the Super Tucano, a light attack and advance trainer aircraft, of which more than 100 units were delivered through May, 2009. Using our commercial aircraft platforms, we are able to offer a comprehensive range of aircraft dedicated to official transport, medical evacuation and general transport missions for the defense market. We are also developing the KC-390, a mid-size military transport aircraft with entry in service expected for 2015.

We have developed a line of executive jets based on one of our regional jet platforms. We are marketing and selling the Legacy 600, a super midsize executive aircraft, and the Phenom 100 and the Lineage 1000, which are products in the entry-level and ultra-large segments, respectively. To complete our product line in the executive aviation segment, we are developing the Phenom 300, the Legacy 450 and the Legacy 500 for the light, mid-light and mid-size segments, respectively, and these aircraft are expected to enter service in the fourth quarter of 2009, the second half of 2013 and the second half of 2012, respectively.

We operate in lines of businesses related to aircraft manufacturing, including modernization and refurbishment of aircraft for military customers, and a comprehensive range of services to all our customers including crew training, spare parts sales, maintenance and general after-sales support through facilities strategically located in Brazil, North America, Europe and Asia.

Embraer–Empresa Brasileira de Aeronáutica S.A. is a joint stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo State, Brazil. Our telephone number is +55(12)3927-4404. Our agent for service of process in the United States is National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York 10001.

EMBRAER OVERSEAS LIMITED

Embraer Overseas is a finance company that is a wholly owned subsidiary of Embraer. Embraer Overseas’ business is to issue debt securities to finance the activities of Embraer and its subsidiaries and affiliates. Embraer Overseas has no other operations or employees.

Embraer Overseas was registered and incorporated as a Cayman Islands exempted company with limited liability on September 22, 2006, registration number WK-174511. Embraer Overseas is incorporated for an indefinite period of duration. Its registered office is at the offices of Walkers SPV Limited, Walker House, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, and its principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo State, Brazil. Its telephone number is (55-12) 3927-4404. Our agent for service of process in the United States is National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York, 10001.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Embraer Overseas intends to on-lend the net proceeds from the sale of debt securities to Embraer or its subsidiaries and affiliates.

Unless otherwise indicated in the applicable prospectus supplement, Embraer intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include the replacement or repayment of existing debt of Embraer and its subsidiaries and/or the funding of working capital needs and capital expenditures.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the debt securities and the indenture that will govern the debt securities, other than pricing and related terms and other specifications disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the indenture for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement. In this description and in the section entitled “Description of the Guarantees,” references to “Embraer” mean Embraer–Empresa Brasileira de Aeronautica S.A. only and do not include Embraer Overseas or any of Embraer’s other subsidiaries or affiliated companies.

Indenture

Embraer Overseas will issue debt securities guaranteed by Embraer under an indenture to be entered into among Embraer Overseas, Embraer and The Bank of New York Mellon, as trustee, which we refer to as the indenture. The trustee under the indenture has two main roles:

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First, the trustee can enforce your rights against Embraer Overseas and Embraer if Embraer Overseas or Embraer defaults on its obligations under the indenture, the debt securities or the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”

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Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

The indenture contains the full legal text of the matters described in this section. We have agreed in the indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of the indenture with the SEC as an exhibit to our registration statement. We have consented in the indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York.

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series of debt securities.

The material terms of a particular series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the applicable prospectus supplement.

We may issue original issue discount debt securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed debt securities or debt securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the applicable prospectus supplement will state whether we will list the debt securities of the series on any securities exchanges.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. Embraer Overseas may also arrange for additional transfer offices and may cancel or change these offices. These offices are called “transfer agents.” Embraer Overseas may also choose to act as its own transfer agent.

You will not be required to pay a service charge for any registration of transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the applicable prospectus supplement.

Embraer Overseas will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York, New York. Embraer Overseas may also choose to pay interest by mailing checks. Upon application by a holder to the specified office of the trustee or any paying agent not less than 10 business days before the due date for any payment in respect of a debt security, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City. Embraer Overseas may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” Embraer Overseas may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders, will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to Embraer Overseas or Embraer for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. In addition, if the debt securities of a series are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange.

Modification and Waiver

The indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

The indenture provides that there are changes to that indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. These types of changes are:

•	a change in the stated maturity for any principal or interest payment on the debt securities;

•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the debt securities;

•	a change in the place of any payment on the debt securities;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt securities;

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a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•	a change in any provision of the guarantees by Embraer in a manner which would materially and adversely affect the holders; and

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a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities.

Changes Not Requiring Approval

The indenture provides that some changes do not require any approval by holders of debt securities under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

The indenture provides that other changes to the indenture and the outstanding debt securities under the indenture must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change. The required approval must be given by written consent.

The indenture provides that the same majority approval would be required for Embraer Overseas or Embraer to obtain a waiver of any of its covenants in the indenture. The covenants of Embraer Overseas and Embraer in the indenture include the covenants made by Embraer Overseas and Embraer about mergers and similar transactions and the incurrence of liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Limitation on Liens.” If the holders approve a waiver of a covenant, Embraer Overseas and Embraer will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indenture, as it affects any security, that Embraer Overseas and Embraer cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Voting Mechanics

Debt securities will not be considered outstanding and, therefore, will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities held by Embraer Overseas, Embraer or their affiliates are not considered outstanding.

Embraer Overseas will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee, and not Embraer Overseas, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its maturity.

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, Embraer Overseas may redeem your debt security at its option at any time on or after that date. If Embraer Overseas redeems your debt security, it will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price Embraer Overseas pays will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro rata.

In the event that Embraer Overseas exercises an option to redeem any debt securities of a series, it will give to the trustee and the holder written notice of the principal amount of the debt securities to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. Embraer Overseas will give the notice in the manner described above under “—Notices.”

Optional Tax Redemption

Unless otherwise indicated in the applicable prospectus supplement, Embraer Overseas will have the option to redeem, in whole but not in part, the debt securities where, as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we would be required to pay additional amounts, as described below under “—Payment of Additional Amounts,” in excess of those attributable to Brazilian, Cayman Islands or successor jurisdiction withholding tax on the basis of a statutory rate of 15%, and if the obligation cannot be avoided by Embraer Overseas or Embraer, as applicable, after taking measures Embraer Overseas or Embraer, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in Brazil, the Cayman Islands or a successor jurisdiction, as the case may be.

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such debt securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given.

Open Market Purchases

Subject to any restrictions that will be described in the applicable prospectus supplement, we or our affiliates may at any time purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

The indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands or a successor jurisdiction or any authority therein or thereof having power to tax unless Embraer Overseas or Embraer, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Embraer Overseas or Embraer, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal of, or premium, if any, or interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Embraer nor Embraer Overseas will have to pay additional amounts:

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to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with Brazil or the Cayman Islands other than the mere holding of the debt security and the receipt of payments with respect to the debt security;

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in respect of debt securities surrendered (if surrender is required) more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such debt security would have been entitled to such additional amounts on surrender of such debt security for payment on the last day of such period of 30 days;

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where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

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to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Embraer Overseas or Embraer, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

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in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, or premium, if any, or interest on the debt security or by direct payment by Embraer Overseas or Embraer in respect of claims made against Embraer Overseas or Embraer; or

•	in respect of any combination of the above.

The applicable prospectus supplement may describe additional circumstances in which Embraer Overseas and Embraer would not be required to pay additional amounts.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Embraer Overseas nor Embraer shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Embraer Overseas or Embraer, as the case may be.

Any reference in this prospectus or the applicable prospectus supplement, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantee by Embraer Overseas or Embraer, as applicable, will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Embraer Overseas and Embraer will each covenant that they will not, without the consent of the holders of a majority in aggregate principal amount of the debt securities of each series outstanding under the indenture, consolidate with or merge into any other corporation or convey or transfer all or substantially all of their properties or assets to any other person, unless:

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the person formed by such consolidation or into which Embraer Overseas or Embraer is merged or the person which acquires by conveyance or transfer all or substantially all of the properties or assets of Embraer Overseas or Embraer, which we refer to as the “successor person”, will expressly assume the due and punctual payment of the principal of and interest on all the debt securities issued under the indenture and all other obligations of Embraer Overseas or Embraer under the indenture and the debt securities and, in case such consolidation, merger, conveyance or transfer involves Embraer Overseas, Embraer will expressly reaffirm its obligations under the indenture and the debt securities;

•	immediately after giving effect to such transaction, no event of default with respect to any debt security issued under the indenture will have occurred and be continuing;

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Embraer Overseas and Embraer have delivered to the trustee under the indenture a certificate signed by two executive officers of Embraer and two directors of Embraer Overseas stating that such consolidation, merger, conveyance or transfer complies with this section and that all conditions precedent provided in the indenture, which relate to such transaction, have been complied with and an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions provided, which relate to the transaction, have been complied with;

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the successor person will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands or a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the debt securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the debt securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the debt securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction; and

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in the case of consolidation or merger of Embraer Overseas or conveyance or transfer of all or substantially all of Embraer Overseas’ properties or assets, such transaction is permitted under “—Limitations on Embraer Overseas.”

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Embraer Overseas or Embraer under the debt securities with the same effect as if the successor person had been named as the issuer or guarantor, as applicable, of the debt securities issued under the indenture. If a successor person is organized in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor person will have the right to redeem the debt securities unless Embraer Overseas or Embraer, as applicable, would have been entitled to redeem the debt securities in similar circumstances.

If the conditions described above are satisfied, neither Embraer nor Embraer Overseas will need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties or assets to any other person. Also, Embraer Overseas and Embraer will not need to satisfy these conditions if Embraer Overseas or Embraer enters into other types of transactions, including the following:

•	any transaction in which either Embraer Overseas or Embraer acquires the shares or assets of another person;

•	any transaction that involves a change of control of Embraer Overseas or Embraer, but in which neither Embraer nor Embraer Overseas merges or consolidates; and

•	any transaction in which Embraer Overseas or Embraer sells or otherwise disposes of less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Embraer will covenant that for so long as any debt securities remain outstanding, Embraer Overseas or Embraer will not create, incur, issue or assume any Indebtedness (as defined under “—Certain Defined Terms” below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding debt securities equally and ratably therewith or prior thereto.

For purposes of this covenant, “Permitted Liens” means any Lien:

(a)	granted upon or with regard to any property acquired after the date of the indenture by Embraer to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

(b)	in existence on the date of the indenture and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the indenture;

(c)	arising in the ordinary course of business of Embraer in connection with the financing of any aircraft owned by Embraer that is leased to another person; provided, however, that such Lien is limited to such aircraft;

(d)	arising by operation of law, such as tax, merchants’, maritime or other similar Liens arising in the ordinary course of business of Embraer or Embraer Overseas;

(e)	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions of Embraer or Embraer Overseas;

(f)	granted upon or with regard to any present or future asset or property of Embraer related in respect of Indebtedness of Embraer which is owed to (1) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A. (“BNDESPAR”), Financiadora de Estudos e Projetos (“FINEP”) and Agência Especial de Financiamento Industrial (“FINAME”), (2) any international official export-import bank or official export-import credit insurer, or (3) the International Finance Corporation or any international multilateral or government-sponsored agency;

(g)	(1) existing with respect to any assets of a person at the time such person is merged or consolidated with or into Embraer or Embraer Overseas (and such Lien is not incurred in anticipation of such transaction), provided that such Lien is not extended to any asset of Embraer or Embraer Overseas other than the assets of such person affected thereby prior to giving effect to such merger or consolidation, (2) existing on any assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), and (3) to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancing, refunding or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to above, provided that such liens do not extend to any other property;

(h)	created pursuant to any order of attachment or similar legal process arising in connection with court proceedings which are being contested by Embraer or Embraer Overseas or in good faith and by appropriate proceedings;

(i)	on any property or assets in connection with Indebtedness related to any regulated program for industrial or defense development related to the activities performed by Embraer imposed or entered into as a result of the regulations or requirements of an applicable governmental authority; provided, however, that such lien is limited to such property or assets associated with such regulated program;

(j)	existing on any asset prior to the acquisition thereof by Embraer and/or Embraer Overseas and not created in contemplation of such acquisition;

(k)	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of debt securities issued by Embraer or Embraer Overseas under the indenture;

(l)	arising from Capitalized Lease Obligations entered into by Embraer in the ordinary course of business; or

(m)	granted after the date of the indenture upon or in respect of any asset of Embraer other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Embraer’s stockholders’ equity (calculated on the basis of Embraer’s latest quarterly unaudited or annual audited consolidated financial statements, whichever is the most recently prepared in accordance with U.S. GAAP and currency exchange rates prevailing on the last day of the period covered by such financial statements).

Limitations on Embraer Overseas

The indenture limits and restricts Embraer Overseas from taking the following actions or engaging in the following activities or transactions:

(1)	engaging in any business or entering into, or being a party to, any transaction or agreement except for:

(a)	the issuance, sale and redemption of debt securities and other Indebtedness (including syndicated loans) and any activities incidentally related thereto;

(b)	the incurrence of Indebtedness to make inter-company loans to Embraer and its Subsidiaries to finance the acquisition of supply materials by Embraer and its Subsidiaries, and activities reasonably related thereto;

(c)	any cash management measures and short-term investments;

(d)	the entering into Hedging Agreements relating to the debt securities or other Indebtedness;

(e)	any transaction in the ordinary course of business of Embraer Overseas; and

(f)	any other transaction required by applicable law;

(2)	entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except, in each case, with or to Embraer or a Subsidiary and which is otherwise permitted under “—Limitation on Consolidation, Merger or Transfer of Assets” above; provided, however, if Embraer Overseas enters into such a transaction with a Subsidiary, and it results in the successor person becoming organized in or considered to be resident in a jurisdiction other than the Cayman Islands, then such transaction will only be permitted if such transaction will not result in the payment of additional amounts as described under “—Additional Amounts” (as provided by the provisions of the fourth bullet under “—Limitation on Consolidation, Merger or Transfer of Assets”) in connection with the next payment in respect of the debt securities;

(3)	entering into any transaction which would cause it to be deemed an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended; and

(4)	creating any Lien in favor of any person other than (a) any Lien incurred in connection with the entering into any Hedging Agreement permitted under clause (1)(d) above or (b) any “Permitted Lien” as defined under “—Limitation on Liens.”

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Embraer Overseas or Embraer chooses to apply them to that series, in which case we will so state in the applicable prospectus supplement.

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Embraer Overseas and Embraer will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Embraer Overseas or Embraer, in addition to other actions, puts in place the following arrangements for you to be repaid:

•

Embraer Overseas or Embraer must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and (unless otherwise specified in the applicable prospectus supplement) U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•

Embraer Overseas or Embraer must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Embraer Overseas or Embraer, as the case may be, may make the above deposit without causing you to be taxed on the debt securities any differently than if Embraer Overseas or Embraer did not make the deposit and instead repaid the debt securities itself.

If Embraer Overseas or Embraer ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to Embraer Overseas or Embraer for repayment in the unlikely event of any shortfall. However, even if Embraer Overseas or Embraer takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series of debt securities, Embraer Overseas or Embraer can make the same type of deposit described above and be released from all or some of the restrictive covenants, if any, that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and (unless otherwise specified in the applicable prospectus supplement) debt securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Embraer Overseas or Embraer would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in U.S. federal income tax laws or a ruling from the U.S. Internal Revenue Service.

If Embraer Overseas or Embraer were to accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•	the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is An Event of Default?”

If Embraer Overseas or Embraer accomplishes covenant defeasance, you would still be able to look to Embraer Overseas and to Embraer for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated Indebtedness of Embraer Overseas. The guarantees will rank equally with all other unsecured and unsubordinated Indebtedness of Embraer.

Events of Default

The indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

The indenture provides that the term “Event of Default” with respect to any series of debt securities means any of the following:

•

failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•

Embraer Overseas or Embraer fails to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after Embraer Overseas or Embraer, as applicable, receives a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•

the maturity of any Indebtedness of Embraer Overseas, Embraer or any Subsidiary in a total aggregate principal amount of US$50 million (or the equivalent in other currencies) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by Embraer Overseas, Embraer or any Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness);

•

one or more final judgments or decreases for the payment of money in excess of US$50 million (or the equivalent in other currencies) in the aggregate are rendered against Embraer, Embraer Overseas or any Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (i) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 60 days following commencement of such enforcement proceedings or (ii) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•

Embraer Overseas, Embraer or a Significant Subsidiary: (i) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (ii) applies for or consents to the entry of an order for relief against it in an involuntary case; (iii) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (vi) files for a reorganization of its debts (judicial or extrajudicial recovery);

•

a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against Embraer Overseas, Embraer or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of Embraer Overseas, Embraer or any Significant Subsidiary or for any substantial part of the property of Embraer Overseas, Embraer or any Significant Subsidiary;

(iii) orders the winding up or liquidation of Embraer Overseas, Embraer or any Significant Subsidiary; (iv) adjudicates Embraer Overseas, Embraer or any Significant Subsidiary as bankrupt or insolvent; (v) ratifies an accord or composition in bankruptcy between Embraer Overseas, Embraer or any Significant Subsidiary and the respective creditors thereof; or (vi) grants a judicial or extrajudicial recovery to Embraer Overseas, Embraer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

•

a final judgment or judgments (not subject to appeal) determines the guarantees of such debt securities to be unenforceable or invalid, such guarantees cease for any reason to be valid and binding or enforceable against Embraer, or any person acting on its behalf denies or disaffirms its obligations under such guarantees; or

•	an Illegality Event shall have occurred and be continuing.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee may, or at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will, declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Embraer Overseas or Embraer, the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Embraer Overseas or Embraer has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the debt securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts Embraer Overseas or Embraer owe the trustee; and provided, further, that all other defaults with respect to the debt securities of that series have been cured or waived.

The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee under the indenture written notice of a continuing event of default;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•	they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.

Under the indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security on or after its due date and which was not paid in full by Embraer Overseas or Embraer.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of debt securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities or to waive a default.

Certain Defined Terms

The following terms have the specified meanings for purposes of the indenture, the debt securities and the guarantees:

“Indebtedness” means, with respect to any person, any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a Capitalized Lease Obligation; provided, however, that, as used in the cross-acceleration provision described in the third bullet point under “Events of Default—What is an Event of Default?” “Indebtedness” will not include any payment made by Embraer on behalf of an Affiliate, upon any Indebtedness of such Affiliate becoming immediately due and payable as a result of a default by such Affiliate, pursuant to a guarantee or similar instrument provided by Embraer in connection with such Indebtedness, provided that such payment made by Embraer is made within five business days of notice being provided to Embraer that payment is due under such guarantee or similar instrument.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capitalized Lease Obligation” means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with U.S. GAAP.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.

“Illegality Event” means an event as a result of which it becomes and continues to be unlawful for Embraer Overseas or Embraer to perform or comply with any one or more of its obligations under the debt securities, the guarantees or the indenture.

“Significant Subsidiary” means any Subsidiary of Embraer which at the time of determination either (a) had assets which, as of the date of Embraer’s most recent unaudited quarterly or audited annual consolidated balance sheet, constituted at least 10% of Embraer’s total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Embraer’s most recent unaudited quarterly or audited annual consolidated statement of income which constituted at least 10% of Embraer’s total revenues on a consolidated basis for such period.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Embraer, (b) Embraer and one or more of its Subsidiaries or (c) one or more of its Subsidiaries.

Regarding the Trustee

The Bank of New York Mellon will serve as the trustee under the indenture. The Bank of New York Mellon may from time to time have other business relationships with Embraer, Embraer Overseas and their Affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities by Embraer Overseas. When Embraer Overseas sells a series of its debt securities, Embraer will execute and deliver a guarantee of that series of debt securities under the indenture.

Pursuant to any guarantee, Embraer will irrevocably and unconditionally agree, upon the failure of Embraer Overseas to make the required payments under the applicable series of debt securities and the indenture, to make any required payment. The amount to be paid by Embraer under the guarantee will be an amount equal to the amount of the payment Embraer Overseas fails to make.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•

you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	Embraer Overseas decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	upon request by holders, in case that an Event of Default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

EXPERTS

The consolidated financial statements for the year ended December 31, 2006, incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on September 24, 2009 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, effective as of January 1, 2009 as discussed in Note 2 to the consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given on the authority of such firm as expert in auditing and accounting.

The consolidated financial statements incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on September 24, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2008 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes for the years ended December 31, 2008 and 2007, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York state and U.S. federal law; Dr. Flavio Rimoli, Executive Vice President and General Counsel of Embraer–Empresa Brasileira de Aeronáutica S.A. and a director of Embraer Overseas, will provide an opinion regarding the authorization of the guarantees under Brazilian law; and Walkers will provide an opinion regarding the authorization of the debt securities under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, N.Y. 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on May 1, 2009 (File No. 333-132289);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

our report on Form 6-K furnished to the SEC on September 24, 2009 containing our revised audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, our unaudited condensed consolidated interim financial information as of June 30, 2009 and for the six months ended on June 30, 2009 and 2008, and certain other financial information that supercedes corresponding financial information in our annual report on Form 20-F for the year ended December 31, 2008; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Embraer’s Investor Relations Department located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, Brazil (55-12-3927-4404).

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Embraer Overseas Limited

Debt Securities

Guaranteed by

Embraer–Empresa Brasileira de Aeronáutica S.A.

PROSPECTUS

September 24, 2009